UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Williams Companies, Inc.
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PROXY STATEMENT 2017 Notice of Annual Meeting of Stockholders

From Your Chairman

April 7, 2017

Fellow Stockholders:

As chairman of the Williams Board of Directors (the “Board”), I am pleased to extend to you the official notice of our 2017 Annual Meeting of Stockholders.

This year’s meeting will be held on May 18, 2017. You are invited to vote your shares and listen to a report from management on Williams’ operations. There will also be an opportunity to ask questions.

Dr. Kathleen B. Cooper Chairman of the Board	The notice of the annual meeting and proxy statement accompanying this letter provides information about the matters to be considered and acted upon at the annual meeting.

If you cannot attend the annual meeting in person, it is still important that your shares be represented and voted at the annual meeting. You are urged to read the proxy statement and, whether or not you plan to attend the annual meeting, to promptly submit a proxy (a) by telephone or Internet following the easy instructions on the enclosed proxy card or (b) by completing, signing, dating, and returning the enclosed proxy card in the enclosed postage-paid envelope.

Williams has a rich history and I speak on behalf of the Board when I say that we are honored to steward Williams toward its modern objective to connect North America’s significant hydrocarbon resource plays to growing markets for natural gas and natural gas liquids.

I look forward seeing you at this year’s meeting.

Very truly yours,

Kathleen B. Cooper, Ph.D.

Chairman of the Board

The Williams Companies, Inc. – 2017 Proxy Statement

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Notice of the 2017 Annual Meeting of Stockholders

Date, Time and Place

Thursday, May 18, 2017 at 2:00 p.m. CDT

Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma 74172

Record Date

Close of business on March 28, 2017.

Agenda

•	Elect the 11 director nominees identified in this proxy statement;
•	Ratify the appointment of Ernst & Young LLP as our independent auditors for 2017;
•	Conduct an advisory vote to approve executive compensation; and
•	Conduct an advisory vote on the frequency of say-on-pay on executive compensation.

Stockholders will also transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

Annual Report

Our 2016 Annual Report, which includes a copy of our annual report on Form 10-K, accompanies this proxy statement.

Voting

Even if you intend to be present at the annual meeting, please promptly vote in one of the following ways so that your shares of common stock may be represented and voted at the annual meeting:

•	Call the toll-free telephone number;
•	Vote via the Internet; or
•	Mark, sign, date, and return the enclosed proxy card in the postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 18, 2017: This proxy statement and our 2016 annual report are available at www.edocumentview.com/wmb.

The Board unanimously recommends that you vote FOR the election of each of the Board’s director nominees, FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2017, FOR the advisory approval of the Company’s executive compensation, and in favor of the Company seeking an advisory vote on the frequency of say-on-pay on executive compensation EVERY YEAR.

Please refer to the enclosed proxy statement for the 2017 annual meeting for more information, including a detailed explanation of the matters being submitted to a vote of the stockholders.

By Order of the Board of Directors,

Joshua H. De Rienzis

Corporate Secretary

April 7, 2017

The Williams Companies, Inc. – 2017 Proxy Statement

Proxy Statement

We are providing this proxy statement as part of a solicitation by the Board for use at our 2017 annual meeting of stockholders and at any adjournment or postponement thereof. We will hold the meeting in the Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma 74172 on Thursday, May 18, 2017, at 2:00 p.m., Central Daylight Time.

We expect to mail this proxy statement and accompanying proxy card to stockholders beginning on April 7, 2017.

Unless the context otherwise requires, all references in this proxy statement to “Williams,” the “Company,” “we,” “us,” and “our” refer to The Williams Companies, Inc. and its consolidated subsidiaries.

Questions and Answers About the Annual Meeting and Voting

WHY AM I RECEIVING THESE MATERIALS?

You are receiving these materials because, at the close of business on March 28, 2017 (the “Record Date”), you owned shares of Williams common stock. All stockholders of record on the Record Date are entitled to attend and vote at the annual meeting. Each stockholder will have one vote on each matter for every share of common stock owned on the Record Date. On the Record Date, we had 826,224,207 shares of common stock outstanding. (The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting.)

WHAT INFORMATION IS CONTAINED IN THIS PROXY STATEMENT?

This proxy statement includes information about the director nominees and other matters to be voted on at the annual meeting. It also explains the voting process and requirements; describes the compensation of the principal executive officer, the principal financial officer, and the three other most highly compensated officers (collectively referred to as our “Named Executive Officers” or “NEOs”); describes the compensation of our directors; and provides certain other information required under Securities and Exchange Commission (“SEC”) rules.

WHAT MATTERS CAN I VOTE ON?

You can vote on the following matters:

•	election of our 11 directors;
•	ratification of the appointment of Ernst & Young LLP as our independent auditors for 2017;
•	an advisory vote to approve executive compensation;
•	an advisory vote to approve the frequency of say-on-pay on executive compensation; and
•	any other business properly coming before the annual meeting.

In the election of directors, you may vote FOR or AGAINST each individual nominee or indicate that you wish to ABSTAIN from voting on one or more nominees. For the advisory vote on executive compensation and for the ratification of Ernst & Young LLP as independent auditors, you may vote FOR or AGAINST the respective matter or you may indicate that you wish to ABSTAIN from voting on the matter. For the advisory vote on the frequency of say-on-pay, you may vote in favor of the Company seeking an advisory vote on executive compensation EVERY YEAR, EVERY TWO YEARS, or EVERY THREE YEARS, or you may indicate you wish to ABSTAIN from voting on the matter.

We are not aware of any matter to be presented at the annual meeting that is not included in this proxy statement. However, your proxy authorizes the persons named on the proxy card to take action on additional matters that may properly arise. These individuals will exercise their best judgment to vote on any other matter, including a question of adjourning the annual meeting. All votes are confidential unless disclosure is legally necessary.

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HOW DOES THE BOARD RECOMMEND THAT I VOTE ON EACH OF THE MATTERS?

FOR ITEMS 1-3: The Board recommends that you vote FOR each of the Board’s director nominees, FOR the ratification of Ernst & Young LLP as our independent auditors for 2017; and FOR the approval, on an advisory basis, of the Company’s executive compensation.

FOR ITEM 4: The Board recommends that you vote in favor of the Company seeking an advisory vote on executive compensation EVERY YEAR.

WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are a stockholder of record, and the Company’s proxy materials, including the proxy card, were sent to you directly by Computershare.

If you hold your shares with a broker or in an account at a bank, then you are a beneficial owner of shares held in “street name.” The Company’s proxy materials were forwarded to you by your broker or bank, who is considered the stockholder of record for purposes of voting at the annual meeting. Your broker or bank should also have provided you with instructions for directing the broker or bank how to vote your shares.

HOW DO I VOTE IF I AM A STOCKHOLDER OF RECORD?

As a stockholder of record, you may vote your shares in any one of the following ways:

•	Call the toll-free number shown on the proxy card;
•	Vote on the Internet on the website shown on the proxy card;
•	Mark, sign, date, and return the enclosed proxy card in the postage-paid envelope; or
•	Vote in person at the annual meeting.

HOW DO I VOTE IF I OWN SHARES IN STREET NAME?

As an owner of shares in street name, you have the right to direct your broker or bank how to vote your shares by following the instructions sent to you by your broker or bank. You will receive proxy materials and voting instructions for each account you have with a broker or bank. If you wish to change the directions you have provided your broker or bank, you should follow the instructions sent to you by your broker or bank.

As an owner of shares in street name, you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed legal proxy from your broker or bank giving you the right to vote the shares.

WILL MY SHARES HELD IN STREET NAME BE VOTED IF I DO NOT TELL MY BROKER OR BANK HOW I WANT THEM VOTED?

Under the rules of the New York Stock Exchange (“NYSE”), if you are a beneficial owner, your broker or bank only has discretion to vote on certain “routine” matters without your voting instructions. The proposal to ratify Ernst & Young LLP as our independent auditors is considered a routine matter. However, the election of directors, the advisory vote to approve executive compensation, and the advisory vote on the frequency of say-on-pay are not considered routine matters. Accordingly, your broker or bank will not be permitted to vote your shares on such matters unless you provide proper voting instructions.

WHAT SHARES ARE INCLUDED ON MY PROXY CARD?

You will receive one proxy card for all the shares of common stock you hold as a stockholder of record (in certificate form or in book-entry form) and in The Williams Investment Plus Plan.

If you hold your shares in street name, you will receive voting instructions for each account you have with a broker or bank.

HOW DO I VOTE IF I PARTICIPATE IN THE WILLIAMS INVESTMENT PLUS PLAN?

If you hold shares in The Williams Investment Plus Plan, Computershare sent you the Company’s proxy materials directly. You may direct the trustee of the plan how to vote your plan shares by calling the toll-free number shown on the proxy card, voting on the Internet on the website shown on the proxy card, or completing and returning the enclosed proxy card in the postage-paid envelope. Please note, in order to permit the trustee to tally and vote all shares of Williams common stock held in The Williams Investment Plus Plan, your instructions, whether by

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Internet, by telephone, or by proxy card, must be completed prior to 1:00 a.m. Central Daylight Time on May 15, 2017. You may not change your vote related to such plan shares after this deadline.

If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions. The proportional voting policy is detailed under the terms of the plan and the trust agreement.

WHAT IF I RETURN MY PROXY CARD BUT DO NOT SPECIFY HOW I WANT TO VOTE?

If you are a stockholder of record and sign and return the proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

•	FOR the election of each of the Board’s director nominees.

•	FOR the approval ratifying the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2017.

•	FOR the approval, on an advisory basis, of the Company’s executive compensation.

•	For the approval, on an advisory basis, of the frequency of say-on-pay on executive compensation EVERY YEAR.

CAN I CHANGE MY VOTE OR REVOKE MY PROXY?

If you are a stockholder of record, you can change your vote within the regular voting deadlines by voting again by telephone or on the Internet, executing and returning a later dated proxy card, or attending the annual meeting and voting in person. If you are a stockholder of record, you can revoke your proxy by delivering a written notice of your revocation to our Corporate Secretary at One Williams Center, MD 47, Tulsa, Oklahoma 74172.

HOW MAY I OBTAIN DIRECTIONS TO ATTEND THE MEETING?

If you need assistance with directions to attend the meeting, call us at 1-800-600-3782 or write us at The Williams Companies, Inc., One Williams Center, MD 50, Tulsa, Oklahoma 74172, Attn: Investor Relations.

WHAT CAN I BRING INTO THE MEETING?

For security reasons, mobile phones, recording devices, briefcases, backpacks, and other large bags are not permitted in the theater. All such items can be checked with security upon arrival at the theater.

WHAT IF I HAVE A DISABILITY?

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plans to attend. Please call or write us at least two weeks before the meeting at the telephone number or address listed in the answer to the question captioned “How may I obtain directions to attend the meeting?”

WHAT IS THE QUORUM REQUIREMENT FOR THE MEETING?

There must be a quorum to take action at the meeting (other than adjournment or postponement of the meeting). A quorum will exist at the meeting if stockholders holding a majority of the shares entitled to vote at the annual meeting are present in person or by proxy. Stockholders of record who return a proxy or vote in person at the meeting will be considered part of the quorum. Abstentions are counted as “present” for determining a quorum. Uninstructed broker votes, also called “broker non-votes,” are also counted as “present” for determining a quorum so long as there is at least one matter that a broker may vote on without specific instructions from a beneficial owner. See “Will my shares held in street name be voted if I do not tell my broker or bank how I want them voted?”

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE MATTERS?

Items 1-4 may be approved by a majority of the votes cast. Other matters that may properly come before the annual meeting may require more than a majority vote under our By-laws, our Restated Certificate of Incorporation, the laws of Delaware, or other applicable laws.

HOW WILL THE VOTES BE COUNTED?

Abstentions from voting on the election of a director nominee, the ratification of the appointment of independent auditors, the advisory vote to approve executive compensation and the advisory vote to approve frequency of say-on-pay will not be considered a vote cast with respect to those matters and therefore will have no effect on the outcome of such matters.

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Broker non-votes (i.e., shares held by brokers or nominees that cannot be voted because the beneficial owner did not provide specific voting instructions) will not be treated as a vote cast for any matter.

WHO WILL COUNT THE VOTES?

A representative of Computershare will act as the inspector of elections and count the votes.

WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

We will announce the voting results at the meeting. We also will disclose the voting results in a current report on Form 8-K within four business days after the annual meeting.

MAY I PROPOSE ACTIONS FOR CONSIDERATION AT THE 2018 MEETING OF STOCKHOLDERS?

Yes. For your proposal to be considered for inclusion in our proxy statement for the 2018 meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the SEC’s rule on stockholder proposals, we must receive your proposal no later than December 8, 2017. Your proposal, including the manner in which you submit it, must comply with Rule 14a-8.

If you wish to bring business (including a director nomination) before our 2018 annual meeting of stockholders other than through a stockholder proposal pursuant to the SEC’s Rule 14a-8, we must receive a written notice of the proposal no earlier than the close of business on January 18, 2018 and no later than the close of business on February 17, 2018. Your submission must meet the requirements set forth in our By-Laws.

All notices of proposals or director nominations should be addressed to our Corporate Secretary at One Williams Center, MD 47, Tulsa, Oklahoma 74172.

WHO IS PAYING FOR THIS PROXY SOLICITATION?

Your proxy is solicited by the Board. The cost of soliciting proxies on behalf of the Board and the cost of preparing, printing and mailing this proxy statement will be borne by the Company. Solicitations of proxies are being made through the mail and may also be made in person, by telephone or by other electronic means by directors, director nominees and employees of the Company. The Company will also request brokers and nominees to forward soliciting materials to the beneficial owners of shares of the Company held of record by such persons and will reimburse them for their reasonable forwarding expenses. In addition, the Company has retained OKAPI Partners LLC (“OKAPI”), to assist with the solicitation of proxies. We anticipate that we will pay OKAPI a fee in an amount equal to approximately $15,000 plus reasonable expenses for these services.

ARE YOU “HOUSEHOLDING” FOR STOCKHOLDERS OF RECORD SHARING THE SAME ADDRESS?

The SEC’s rules permit us to deliver a single copy of this proxy statement and our 2016 Annual Report to an address shared by two or more stockholders. This method of delivery is referred to as “householding” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. We will deliver only one proxy statement and 2016 Annual Report to multiple registered stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders. We will still send each stockholder an individual proxy card.

If you would like to receive more than one copy of this proxy statement and our 2016 Annual Report, we will promptly send you additional copies upon request directed to our transfer agent, Computershare. You can call Computershare toll free at 1-800-884-4225 or write to Computershare Investor Services at P.O. Box 30170, College Station, TX 77842. You can use the same phone number or mailing address to notify us that you wish to receive a separate annual report or proxy statement in the future, or to request delivery of a single copy of any materials if you are receiving multiple copies now.

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Corporate Governance

General

Our Board believes that strong corporate governance is critical to achieving our performance goals and to maintaining the trust and confidence of investors, employees, customers, business partners, regulatory agencies, and other stakeholders.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide a framework for the governance of Williams as a whole and also address the operation, structure, and practice of the Board and its committees. The Nominating and Governance Committee reviews these guidelines at least annually.

Strategic Planning

During the year, the Board meets with management to discuss and approve strategic plans, financial goals, capital spending, and other factors critical to successful performance. The Board also typically conducts a mid-year review of progress on objectives and strategies. During Board meetings, directors review key issues and financial performance. In 2016, the Board met privately with the CEO and met in executive session at each regular Board meeting and additionally as required. Further, the CEO communicates regularly with the Board on important business opportunities and developments.

Board/Committee/Director Evaluations

The Board and each of its committees’ charters provide for annual self-assessments. In addition, the Nominating and Governance Committee charter provides that each individual director be evaluated annually.

Our Corporate Governance Guidelines provide that the normal retirement age for directors shall be the first annual meeting following such director’s 75th birthday unless the Nominating and Governance Committee has voted on an annual basis to waive, or continue to waive, the retirement age for such person as director. In 2016, seven new directors joined the Company’s Board. In order to maintain continuity during this period of transition, for the November 2016 Annual Meeting of Stockholders the Nominating and Governance Committee waived the normal retirement age for Janice D. Stoney, who is the Chairman of our Compensation and Management Development Committee. For the 2017 Annual Meeting of Stockholders, the Nominating and Governance Committee again considered whether to waive the mandatory retirement policy with regards to Ms. Stoney. In considering whether to provide a waiver in 2017, the Committee took into account several factors. These include Ms. Stoney’s knowledge of the Company and industry given that she is the longest tenured director; her leadership as Compensation and Management Committee Chairman; and her desire and ability to help guide the Company through a period of transition at both the Board and management levels. Based on the foregoing factors, the Nominating and Governance Committee approved a waiver of the retirement age for Ms. Stoney for the 2017 Annual Meeting of Stockholders. The Nominating and Governance Committee does not presently intend to further waive the retirement age provision for Ms. Stoney.

Chief Executive Officer Evaluation and Management Succession

The Board and the CEO annually discuss and collaborate to set the CEO’s performance goals and objectives. The Board meets annually in executive session to assess the CEO’s performance. The Board maintains a process for planning orderly succession for the CEO and other executive officer positions and oversees executive officer development.

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Board Leadership Structure

Pursuant to our By-laws and Corporate Governance Guidelines, the positions of Chairman of the Board and President and CEO may be held by the same or different persons. At this time, the Board believes that the Company and its stockholders are best served by a leadership structure in which an independent director serves as Chairman of the Board. In this regard, Alan S. Armstrong serves as President and CEO of Williams and Dr. Kathleen B. Cooper serves as Chairman of the Board. The Board believes that having an independent Chairman aids in the Board’s oversight of management and promotes communications among the Board, the CEO, and other senior management. In addition, having a separate Chairman of the Board and CEO allows Mr. Armstrong to focus on his responsibilities in managing the Company.

The responsibilities of the Chairman of the Board include: (1) presiding over meetings of the Board and executive sessions of the independent directors; (2) overseeing the planning of the annual Board calendar and, in consultation with the CEO, scheduling and setting the agendas for meetings of the Board and its committees; (3) overseeing the appropriate flow of information to the Board; (4) acting as liaison between the independent directors and management; (5) assisting the Chairs of the various Board committees in preparing agendas for committee meetings; (6) chairing the Company’s annual meeting of stockholders; (7) being available for consultation and communication with stockholders as appropriate; and (8) performing other functions and responsibilities referred to in the Corporate Governance Guidelines or requested by the Board from time to time.

The Board believes that having an independent Chairman of the Board is the most appropriate leadership structure for the Board at this time. However, it has the flexibility to revise this structure in the future based upon the Board’s assessment of the Company’s needs and leadership from time to time. In this regard, the Board periodically reviews its structure and leadership as well as director succession planning.

Board Oversight of Williams’ Risk Management Processes

We use the Committee of Sponsoring Organizations of the Treadway Commission Enterprise Risk Management (“ERM”) framework to provide positive assurance to management and the Board that risks are effectively managed to enable achievement of strategic, financial, operating, compliance, and reporting objectives. Our risk assessment process is integrated with our strategy process to better facilitate identification of the most significant risks to achieving our strategic objectives. We maintain a decentralized, cross functional approach to ERM; management functions – including internal audit, accounting, legal, and compliance – support our strategy and risk assessment with established control activities, monitoring, and reporting. The Board maintains responsibility for oversight of the Company’s risk management activities. In conjunction with the Board’s strategy review, management presents to the Board an enterprise-wide risk appetite statement, strategic risk profile, and management’s risk response via risk management and monitoring metrics. The Board considers whether management has appropriately identified our risk appetite, has established effective enterprise risk management processes, and is managing the risk portfolio consistent with such processes considering the risk appetite. Throughout the year, management reviews any critical issues or opportunities with the Board or relevant committees. Also, as stated in “Proposal 1 – Election of Directors,” the Board has determined that it is important to have individuals on the Board with strategy development and risk management experience, and many of our directors have such experience.

Executive Sessions of Non-Employee Directors

Non-employee directors meet without management present at each regularly scheduled Board meeting. Additional meetings may be called by the Chairman in her discretion or at the request of the Board.

Director Independence

Our Corporate Governance Guidelines require that the Board make an annual determination regarding the independence of each of our directors. The Board made these determinations in 2016 for the then current or to be newly appointed directors, based on evaluations performed by the Board.

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The Board has affirmatively determined that each of Mr. Bergstrom, Mr. Chazen, Mr. Cogut, Dr. Cooper, Mr. Creel, Mr. Ragauss, Mr. Sheffield, Mr. Smith, Mr. Spence and Ms. Stoney is an independent director. In so doing, the Board determined that each of these individuals met the independence standards of the NYSE. In making these determinations, the Board considered the following transactions and relationships between each director and any member of his or her immediate family on one hand, and Williams and its affiliates on the other, to confirm that those transactions and relationships do not violate the affected director’s independence. We discuss these relationships below.

•

Mr. Bergstrom is the retired Chief Executive Officer of American Midstream Partners GP, LLC (“American”), and currently serves on its board. American subsidiaries and Williams subsidiaries exchange certain midstream services. Payments made to or received from American in any of the last three fiscal years are less than 2% of American’s revenue for the relevant year. In determining that the relationship was not material, the Board considered these facts: Mr. Bergstrom has no material interest in any transactions between American and Williams, and has no role in any such transactions.

•

Mr. Chazen is the retired Chief Executive Officer of Occidental Petroleum Corporation (“Oxy”), and currently serves on its board. Williams subsidiaries buy natural gas from and sell natural gas to Oxy and its subsidiaries. Payments made to or received from Oxy in any of the last three fiscal years are less than 2% of Oxy’s revenue for the relevant year. In determining that the relationship was not material, the Board considered these facts: Mr. Chazen has no material interest in any transactions between Oxy and Williams, and has no role in any such transactions.

•

Mr. Chazen also serves on the board of Ecolab USA Inc. (“Ecolab”), with whom Williams subsidiaries purchase chemicals as well as monitoring, analytical and other services. Payments made to or received from Ecolab in any of the last three fiscal years are less than 2% of Ecolab’s revenue for the relevant year. In determining that the relationship was not material, the Board considered these facts: Mr. Chazen has no material interest in any transactions between Ecolab and Williams, and has no role in any such transactions.

•

Mr. Cogut serves on the board of Air Products and Chemicals, Inc. (“Air Products”), with whom Williams subsidiaries exchange certain services. Payments made to or received from Air Products in any of the last three fiscal years are less than 2% of Air Products’ revenue for the relevant year. In determining that the relationship was not material, the Board considered these facts: Mr. Cogut has no material interest in any transactions between Air Products and Williams, and has no role in any such transactions.

•

Dr. Cooper serves on the board of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company of the Americas, subsidiaries of Deutsche Bank AG (“Deutsche”), with whom Williams subsidiaries provide payments for financial services. Payments made to or received from Deutsche in any of the last three fiscal years are less than 2% of Deutsche’s revenue for the relevant year. In determining that the relationship was not material, the Board considered these facts: Dr. Cooper has no material interest in any transactions between Deutsche and Williams, and has no role in any such transactions.

•

Mr. Ragauss serves on the board of Apache Corp. (“Apache”), with whom Williams and its subsidiaries exchange certain ordinary course midstream and transportation services with Apache or its subsidiaries. Payments made to or received from Apache in any of the last three fiscal years are less than 2% of Apache’s revenue for the relevant year. In determining that the relationship was not material, the Board considered these facts: Mr. Ragauss has no material interest in any transactions between Apache and Williams, and has no role in any such transactions.

•

Mr. Spence serves as Chief Executive Officer of PPL Corporation (“PPL”), a subsidiary of which supplies Williams’ subsidiary Transcontinental Gas Pipeline Company LLC (“Transco”) utility services. Payments made to or received from PPL in any of the last three fiscal years are less than 2% of PPL’s revenue for the respective year. In determining that the relationship was not material, the Board considered these facts: Mr. Spence has no material interest in any transactions between PPL and Williams, and has no role in any such transactions.

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No member of our Board serves as an executive officer of any non-profit organization that has received contributions from Williams exceeding the greater of $1 million or 2% of such organization’s consolidated gross revenues in any single fiscal year of the preceding three years. Further, in accordance with our director independence standards, the Board determined that there were no discretionary contributions to a non-profit organization with which a director, or a director’s spouse, has a relationship that affects the director’s independence.

Mr. Armstrong, the current Chief Executive Officer and President and a director, is not independent, because of his role as an executive officer of the Company.

Transactions with Related Persons

The Board has adopted written policies and procedures with respect to related person transactions. Any proposed related person transaction involving a member of the Board must be reviewed and approved by the full Board. The Audit Committee reviews proposed transactions with any other related persons, promoters, and certain control persons that are required to be disclosed in our filings with the SEC. If it is impractical to convene an Audit Committee meeting before a related person transaction occurs, the Chair of the committee may review the transaction alone.

No director may participate in any review, consideration or approval of any related person transaction with respect to which such director or any of his or her immediate family members is the related person. The Audit Committee or its Chair, or the Board, as the case may be, in good faith, may approve only those related person transactions that are in, or not inconsistent with, Williams’ best interests and the best interests of our stockholders. In conducting a review of whether a transaction is in, or is not inconsistent with the best interest of Williams and its stockholders, the Audit Committee or its chair, or the Board, as the case may be, will consider the benefits of the transaction to the Company, the availability of other sources for comparable products or services, the terms of the transaction, the terms available to unrelated third parties and to employees generally, and the nature of the relationship between the Company and the related party, among other things. There were no transactions that required review or approval by the Audit Committee or the full Board.

Outside Board Service

Our corporate governance guidelines limit the service of our board members on publicly held companies and investment company boards to no more than four (including our Board), provided that our CEO is limited to service on one non-affiliated public company board.

Majority Vote Standard

Our Board has adopted a majority vote standard for the election of directors in uncontested elections. Each of our directors has executed an irrevocable resignation that will become effective if he or she fails to receive a majority of the votes cast in an uncontested election and the Board accepts such resignation. If a director fails to receive the required votes for election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the resignation. The Nominating and Governance Committee will then submit its recommendation for consideration by the Board. The Board will act on the recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. The Board expects the director whose tendered resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s tendered resignation. If the Board accepts a director’s resignation, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or reduce the size of the Board.

Director Attendance at Annual Meeting of Stockholders

We have a policy that all Board members are expected to attend our annual meeting of stockholders. All of the 9 then-current Board members attended the 2016 annual meeting of stockholders.

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Communications with Directors

Any stockholder or other interested party may communicate with our directors, individually or as a group, by contacting our Corporate Secretary or the Chairman of the Board. The contact information is maintained through the Investors page of our website at www.williams.com.

The current contact information is as follows:

The Williams Companies, Inc.	The Williams Companies, Inc.
One Williams Center, MD 49	One Williams Center, MD 47
Tulsa, Oklahoma 74172	Tulsa, Oklahoma 74172
Attn: Chairman of the Board	Attn: Corporate Secretary

Communications will be forwarded to the relevant director(s) except for solicitations or other matters not related to the Company.

Code of Ethics

We have adopted a code of ethics specific to the CEO, Chief Financial Officer, and Chief Accounting Officer, which was filed with the SEC as Exhibit 14 to our annual report on Form 10-K for the year ended December 31, 2003. In addition, we have adopted a code of business conduct that is applicable to all employees and directors.

How to Obtain Copies of our Governance-Related Materials

The following documents are available through the Investors page of our website.

•	Corporate Governance Guidelines;

•	Code of Ethics for Senior Officers;

•	Williams Code of Business Conduct; and

•	Charters for the Audit Committee, the Compensation and Management Development Committee, the Nominating and Governance Committee, and the Environmental, Health and Safety Committee.

If you want to receive these documents in print, please send a written request to our Corporate Secretary at The Williams Companies, Inc., One Williams Center, MD 47, Tulsa, Oklahoma 74172.

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Board and Committee Structure and Meetings

Board Meetings

Board members actively participate in Board and committee meetings. Generally, materials are distributed one week in advance of each regular Board meeting so that members can be prepared for the discussion.

The full Board met 43 times in 2016. Each director attended at least 75% of the aggregate of the Board and applicable committee meetings held in 2016.

Board Committees

The Board has four standing committees — Audit, Compensation and Management Development, Nominating and Governance, and Environmental, Health and Safety. Each standing committee has a charter adopted by the Board. The committees report to the full Board at each regular Board meeting. The Board elects each committee’s members and chair annually. Each committee has authority to retain, approve fees for, and terminate advisors as it deems necessary to assist in the fulfillment of its responsibilities. The chart below shows the current composition of the committees and the number of committee meetings in 2016.

Director	Audit	Compensation & Management Development	Nominating & Governance	Environmental, Health & Safety

Alan S. Armstrong

Stephen W. Bergstrom

Stephen I. Chazen

Charles I. Cogut

Kathleen B. Cooper

Michael A. Creel

Peter A. Ragauss

Scott D. Sheffield

Murray D. Smith

William H. Spence

Janice D. Stoney

Number of meetings in 2016	14	10	10	5

    Chair

      Committee Member

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Responsibilities
The Board has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee:

•    appoints, evaluates, and approves the compensation of our independent registered public accounting firm;

•    assists the Board in fulfilling its responsibilities for generally overseeing Williams’ financial reporting processes and the audit of Williams’ financial statements, including the integrity of Williams’ financial statements, Williams’ compliance with legal and regulatory requirements, and risk assessment and risk management;

•    reviews the qualifications and independence of the independent registered public accounting firm;

•    reviews the performance of Williams’ internal audit function and the independent registered public accounting firm;

•    reviews Williams’ earnings releases;

•    reviews transactions between Williams and related persons that are required to be disclosed in our filings with the SEC;

•    oversees investigations into complaints concerning financial matters;

•    reviews with the General Counsel, as needed, any actual and alleged violations of the Company’s Code of Business Conduct;

•    annually reviews its charter and performance; and

•    prepares the Audit Committee report for inclusion in the annual proxy statement.

Independence Requirements

The Board has determined that all members of the Audit Committee meet the heightened independence requirements under the NYSE’s rules for persons serving on audit committees.

Financial Literacy, Experts

• In addition, the Board has determined that all members of the Audit Committee are “financially literate” as defined by the NYSE rules, and Stephen I. Chazen, Kathleen B. Cooper, Peter A. Ragauss, and William H. Spence qualify as audit committee financial experts as defined by the rules of the SEC.

• No Audit Committee member serves on more than three public company audit committees.

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Responsibilities
The Compensation and Management Development Committee:

•    approves executive compensation philosophy, policies, and programs that align the interests of our executive officers with those of our stockholders;

•    oversees the material risks associated with compensation structure, policies, and programs;

•    assesses the results of the advisory votes on executive compensation;

•    recommends to the Board equity-based compensation plans;

•    recommends to the Board cash-based incentive compensation plans for the NEOs and other executives;

•    sets corporate goals and objectives for compensation for the NEOs and other executives;

•    evaluates the NEOs’ and certain other executives’ performance in light of those goals and objectives;

•    approves the NEOs’ and certain other executives’ compensation, including salary, incentive compensation, equity-based compensation, and any other remuneration;

•    reviews annually succession plans for the positions of CEO and certain other executives;

•    approves, amends, modifies, or terminates, in its settlor (non-fiduciary) capacity, the terms of any benefit plan that do not require stockholder approval;

•    reviews and discusses with management and, based on the review and discussions, recommends to the Board the Compensation Discussion and Analysis required by the SEC for inclusion in the annual proxy statement and annual report on Form 10-K;

•    reviews annually and recommends to the Board the appropriate compensation of non-employee directors;

•    develops, reviews, recommends for Board approval, and then monitors the directors’ and executive officers’ compliance with, Williams’ stock ownership policy;

•    reviews and recommends the terms of Williams’ change in control program;

•    assesses any potential conflicts of interest raised by the compensation consultants retained by management or the Committee and assesses the independence of any Compensation and Management Development Committee advisor; and

•    reviews annually its charter and performance.

Independence Requirements

The Board has determined that all members of the Compensation and Management Development Committee meet the heightened independence requirements under the NYSE’s rules for persons serving on compensation committees.

Independent Executive Compensation Advisor

The Compensation and Management Development Committee has selected and retained Frederic W. Cook & Co., an independent executive compensation consulting firm, to provide competitive market data and advice related to the CEO’s compensation level and incentive design; review and evaluate management-developed market data and recommendations on compensation levels, incentive mix, and incentive design for NEOs and certain other executives (excluding the CEO); develop the selection criteria and recommend comparator companies for executive compensation and performance comparisons; provide information on executive compensation trends and their implications to Williams; and provide competitive market data and advice on non-employee director compensation.

The Compensation and Management Development Committee evaluates the independence of Frederic W. Cook & Co., including consideration of the factors specified in Rule 10C-1 under the Exchange Act and the NYSE’s rules to ensure that the advisors maintain objectivity and independence when rendering advice to the Committee. Frederic W. Cook & Co. does not provide any additional services to Williams. The compensation consultant reports to the Compensation and Management Development Committee and is independent of management. The Compensation and Management Development Committee has determined that the services Frederic W. Cook & Co. provides to the Committee are not subject to a conflict of interest.

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Responsibilities
The Nominating and Governance Committee:

• develops and recommends to the Board director qualifications;

• identifies and recommends to the Board director candidates;

• reviews candidates recommended or nominated by stockholders;

• recommends to the Board the individual, or individuals, to be the Chairman of the Board and the CEO;

• reviews the CEO’s recommendations for individuals to be officers;

• monitors significant developments in the regulation and practice of corporate governance;

• reviews the size and composition of the Board and its committees and recommends to the Board any changes;

• determines if a Lead Director shall be designated, and if so determined, recommends a director to serve as Lead Director;

• conducts a preliminary review of director independence and the financial literacy and expertise of the Audit Committee members;

• recommends assignments to the Board committees;

• oversees and assists the Board in the review of the Board’s performance and reviews its own performance;

• annually reviews each standing committee’s charter, the Corporate Governance Guidelines, and the Williams Code of Business Conduct;

• oversees and reviews risks relating to Williams’ ethics and compliance programs and annually reviews Williams’ policies and procedures regarding compliance with the Code of Business Conduct and the results of the Code of Business Conduct and Ethics survey;

• reviews, on an annual basis, the implementation and effectiveness of the Company’s ethics and compliance program with the General Counsel, and, as applicable, considers any actual and alleged violations of the codes of conduct, including any matters involving criminal or potential criminal conduct communicated by the General Counsel to the committee;

• reviews stockholder proposals and recommends responses to the Board;

• reviews our directors’ current service and requests to serve on boards of other companies; and

• reviews annually the performance of individual directors.

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Responsibilities The Environmental, Health and Safety Committee (“EHS Committee”):

• oversees, considers, and evaluates environmental, health and safety matters (“EHS Matters”) and engages directly with the Company’s management and its advisors, who will from time-to-time provide reports, analyses, and other information as may be requested by the EHS Committee;

• provides oversight for the Company’s environmental, health and safety practices, including processes to ensure compliance with applicable legal and regulatory requirements and evaluation of ways to address EHS Matters as part of the Company’s business operations and strategy;

• oversees management’s monitoring and enforcement of the Company’s policies to protect the health and safety of employees, contractors, customers, the public and the environment;

• reviews, monitors and reports to the Board on the performance and activities of the Company related to EHS Matters;

• to the extent deemed advisable by the EHS Committee, engages independent advisors to serve the EHS Committee’s needs; and

• makes recommendations to the Board as to any actions to be taken with respect to EHS Matters.

Consideration of Nominees

The process for selecting a director nominee starts with a preliminary assessment of each candidate based upon his/her resume and other biographical and background information, and his/her willingness to serve. The Committee considers prior Williams Board performance and contributions for any director nominee who has previously served as a Board member. A candidate’s qualifications are then evaluated against the criteria set forth in “Proposal 1 — Election of Directors,” as well as the specific needs of Williams at the time. Qualified new candidates are interviewed by the Chairman of the Board and at least one member of the Nominating and Governance Committee. Candidates may then meet with other members of the Board and senior management. At the conclusion of this process, the Nominating and Governance Committee may recommend, and the Board act, to appoint the candidate to the Board and recommend him or her for election by our stockholders at the next annual meeting. The Nominating and Governance Committee uses the same process to evaluate all candidates regardless of the source of the nomination.

Stockholder Recommendation of Nominees

The Nominating and Governance Committee will consider written recommendations from stockholders for director nominations. If you wish to recommend a candidate for consideration of the Nominating and Governance Committee, please forward the candidate’s name and a detailed description of the candidate’s qualifications, a document indicating the candidate’s willingness to serve, and evidence that you own Williams’ stock to: The Williams Companies, Inc., One Williams Center, MD 47, Tulsa, Oklahoma 74172, Attn: Corporate Secretary. A stockholder wishing to nominate a director candidate for election at the annual meeting of stockholders must comply with the notice and other requirements described above under the question “May I propose actions for consideration at the 2018 meeting of stockholders?”

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PROPOSAL 1         ELECTION OF DIRECTORS

The Board unanimously recommends a vote “FOR” the election of the directors named in Proposal 1.

Our restated certificate of incorporation provides that the Board must consist of between five and 17 members, with the actual number of directors at any time to be determined by the Board. Our Board is declassified; each director nominee is considered for a term expiring at the Company’s next annual meeting. Unless otherwise instructed, the individuals designated by the Board as proxies intend to vote to elect Messrs. Armstrong, Bergstrom, Chazen, Cogut, Creel, Ragauss, Sheffield, Smith and Spence, Dr. Cooper, and Ms. Stoney. Should any of these nominees become unable for any reason to stand for election as a director, the designated proxies will vote to elect another nominee recommended by the Nominating and Governance Committee. Alternatively, the Board may choose to reduce its size.

Director and Nominee Experience and Qualifications

At each of its regularly scheduled meetings, in satisfaction of our Corporate Governance Guidelines, the Nominating and Governance Committee evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. While the Nominating and Governance Committee does not have a formal diversity policy, it seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board in such areas as geography, race, gender, ethnicity, and age, and annually assesses the diversity of the Board as part of the director selection and nomination process. This assessment enables the Board to update (if necessary) the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time. For Board membership, the Nominating and Governance Committee considers the appropriate balance of experience, skills, and characteristics that best suits the needs of the Company and our stockholders. The Committee develops long-term Board succession plans to ensure that the appropriate balance is maintained.

The minimum qualifications and attributes that the Nominating and Governance Committee believes a director nominee must possess include:

•	an understanding of business and financial affairs and the complexities of a business organization,

•	genuine interest in Williams and in representing all of its stockholders,

•	a willingness and ability to spend the time required to function effectively as a director,

•	an open-minded approach and the resolve to make independent decisions on matters presented for consideration,

•	a reputation for honesty and integrity beyond question,

•	independence as defined by the NYSE, and qualifications otherwise required in accordance with applicable law or regulation,

•	strong intellectual capital, performance enhancing ideas, and strong networks that contribute to stockholder value,

•	ability to enhance decision-making process by bringing respected knowledge, understanding of rigorous analysis, and constructive engagement,

•	keen awareness that Board meetings must be productive in order to maintain a high level of governance, and

•	demonstrated seasoned judgment for decisions involving broad and multi-faceted issues.

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In evaluating the director nominees and in reviewing the qualifications and experience of the directors continuing in office, the Nominating and Governance Committee considered a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include past performance on the Board. Among other things, the Board has determined that it is important to have individuals on the Board with the following skills and experiences:

• Oil, Natural Gas, and Petrochemicals Industry	• Legal
• Engineering and Construction	• Public Policy and Government
• Financial and Accounting	• Strategy Development and Risk Management
• Corporate Governance	• Operating
• Securities and Capital Markets	• Human Resource Management
• Executive Leadership	• Information Technology

•	Marketplace Knowledge (knowledge of the marketplace and political and regulatory environments relevant to the energy sector in the locations where we operate currently or plan to in the future)

We have included on the following pages certain information about the nominees for election as directors.

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ALAN S. ARMSTRONG Director since 2011

Alan S. Armstrong, 54, has served as a director, Chief Executive Officer and President of the Company since 2011. During his tenure, Williams has expanded its reach, currently touching about 30 percent of all U.S. natural gas volumes, through gathering, processing, transportation and storage services. In addition, Mr. Armstrong also serves as Chairman of the Board and Chief Executive Officer for Williams Partners L.P.*, the master limited partnership that owns most of Williams’ gas pipeline and domestic midstream assets. Prior to being named as Williams’ CEO, Mr. Armstrong led the Company’s North American midstream and olefins businesses through a period of growth and expansion as Senior Vice President – Midstream. Previously, Mr. Armstrong served as Vice President of Gathering and Processing from 1999 to 2002; Vice President of Commercial Development from 1998 to 1999; Vice President of Retail Energy Services from 1997 to 1998 and Director of Commercial Operations for the company’s midstream business in the Gulf Coast region from 1995 to 1997. He joined Williams in 1986 as an engineer. Mr. Armstrong serves on the Board of Directors of the American Petroleum Institute, the Board of Directors of BOK Financial Corporation, as a member of the National Petroleum Council, and a former board member of Access Midstream Partners, GP, LLC. Mr. Armstrong also serves on the boards of several education-focused organizations including the University of Oklahoma College of Engineering and Junior Achievement, USA. Mr. Armstrong is also a member of the boards of The Williams Foundation and Philbrook Museum of Art. Mr. Armstrong graduated from the University of Oklahoma in 1985 with a bachelor’s degree in civil engineering.

As Chief Executive Officer and President of Williams, Chairman of the Board and Chief Executive Officer of Williams Partners L.P. and due to his various senior leadership roles at Williams, Mr. Armstrong’s qualifications include industry, engineering and construction, financial and accounting, corporate governance, securities and capital markets, executive leadership, strategy development and risk management, operating experience, and marketplace knowledge.

AREAS OF EXPERTISE

Industry

Engineering and

Construction

Financial and

Accounting

Corporate Governance

Securities and Capital

Markets

Executive Leadership

Strategy Development

and Risk Management

Operating

Marketplace Knowledge

*Williams Partners L.P. merged with Access Midstream Partners, L.P. (“ACMP”), each subsidiaries of the Company, in February 2015 (the “ACMP Merger”). ACMP was the surviving entity in the Merger and changed its name to Williams Partners L.P. Unless the context indicates otherwise, references in this document to (a) “Pre-merger Williams Partners” will mean Williams Partners L.P. prior to its Merger into ACMP and (b) “Williams Partners” will refer to both ACMP prior to and after the Merger, when it changed its name to Williams Partners L.P.

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STEPHEN W. BERGSTROM Director since 2016 Committees Compensation and Management Development Nominating and Governance (Chair)

Stephen W. Bergstrom, 59, has served as a director of the Company since 2016. Mr. Bergstrom has more than 35 years of experience in the energy and utility sectors. He is a director on the Board of American Midstream Partners GP, LLC, a natural gas gathering, processing and transporting company, and from 2013 to 2015, he served as President and Chief Executive Officer and Executive Chairman of the board of directors of American Midstream Partners’ general partner. Previously, Mr. Bergstrom acted as an exclusive consultant to ArcLight Capital Partners, an energy-focused investment firm, from 2003 to 2015, assisting ArcLight in connection with its energy investments. From 1986 to 2002, Mr. Bergstrom served in several leadership roles for Natural Gas Clearinghouse, which became Dynegy Inc., a major electric utility company. Mr. Bergstrom acted in various capacities at Dynegy, ultimately serving as President and Chief Operating Officer. Mr. Bergstrom began his career with Transco Energy Company, Inc. in 1980. Mr. Bergstrom earned a Bachelor of Science in Industrial Administration from Iowa State University.

As former President and Chief Executive Officer of the American Midstream Partners general partner, former exclusive consultant to ArcLight Capital Partners and due to his various leadership roles for Natural Gas Clearinghouse, Mr. Bergstrom’s qualifications include industry, engineering and construction, financial and accounting, corporate governance, securities and capital markets, executive leadership, strategy development and risk management, operating, human resource management experience, and marketplace knowledge.

AREAS OF EXPERTISE

Industry

Engineering and

Construction

Financial and

Accounting

Corporate
Governance

Securities and Capital
Markets

Executive leadership

Strategy Development
and Risk Management

Operating

Human Resource

Management

Marketplace
Knowledge

The Williams Companies, Inc. – 2017 Proxy Statement        18

STEPHEN I. CHAZEN Director since 2016 Committees Audit Nominating and Governance

Stephen I. Chazen, 70, has served as a director of the Company since 2016. Mr. Chazen retired as Chief Executive Officer of Occidental Petroleum Corporation, an oil and gas exploration and production and chemical company, in April 2016, and has remained on Occidental’s Board of Directors, on which he has served since May 2010. During his tenure as Chief Executive Officer, Mr. Chazen recommended and implemented the company’s acquisition and divestiture strategy, which transformed Occidental into a major oil and gas company. He previously served as President of Occidental Petroleum from 2007 to 2015; Chief Operating Officer from 2010 to 2011; and Chief Financial Officer from 2007 to 2010. Prior to being named President and Chief Financial Officer, Mr. Chazen was Chief Financial Officer and Senior Executive Vice President from 2004 to 2007, Chief Financial Officer and Executive Vice President-Corporate Development from 1999 to 2004, and Executive Vice President-Corporate Development from 1994 to 1999. Before joining Occidental, Mr. Chazen was a Managing Director in Corporate Finance and Mergers and Acquisitions at Merrill Lynch. Currently, he is the Chief Executive Officer of TPG Pace Energy Holdings Corp., a private energy investment company. Since 2013, Mr. Chazen has also served as a director of Ecolab USA Inc. Mr. Chazen is a former Chairman of the American Petroleum Institute. Mr. Chazen holds a Ph.D. in Geology from Michigan State University, a master’s degree in Finance from the University of Houston and a bachelor’s degree in Geology from Rutgers College.

Mr. Chazen brings to the Williams Board decades of executive leadership experience in the oil and gas industry, as well as significant mergers and acquisition and valuation expertise. Mr. Chazen’s qualifications include industry, financial and accounting, corporate governance, securities and capital markets, executive leadership, public policy and government, strategy development and risk management, operating, human resource management experience, and marketplace knowledge.

AREAS OF EXPERTISE

Industry

Financial and

Accounting

Corporate Governance

Securities and Capital Markets

Executive leadership

Public Policy and

Government

Strategy Development and Risk Management

Operating

Human Resource

Management

Marketplace Knowledge

The Williams Companies, Inc. – 2017 Proxy Statement        19

CHARLES I. COGUT Director since 2016 Committees Compensation and Management Development Nominating and Governance

Charles I. Cogut, 70, has served as a director of the Company since 2016. Mr. Cogut is a retired partner at Simpson Thacher & Bartlett LLP, where for many years he led the firm’s M&A and private equity practices, with a specialty in domestic, international and cross-border mergers and acquisitions; the representation of special committees of boards of directors; and buyouts and other corporate transactions. Mr. Cogut regularly advised boards of directors with respect to corporate governance matters and fiduciary responsibilities. Mr. Cogut joined Simpson Thacher in 1973 and was a partner at Simpson Thacher from 1980 through 2012. Mr. Cogut has been a member of the Board of Directors of Air Products and Chemicals, Inc. since 2015 and joined the Board of Patheon N.V. in 2017. Mr. Cogut received his J.D. in 1973 from the University of Pennsylvania Law School after graduating summa cum laude from Lehigh University in 1969. He is a member of the Board of Overseers of the University of Pennsylvania Law School and Co-Chair of the Board of Advisors of the University’s Institute for Law and Economics.

Mr. Cogut brings to the Williams Board decades of legal and corporate experience, as well as significant mergers and acquisition and valuation expertise. Mr. Cogut’s qualifications include financial and accounting, corporate governance, legal experience, securities and capital markets, and strategy development and risk management.

AREAS OF EXPERTISE Financial and Accounting Corporate Governance Legal Experience Securities and Capital Markets Strategy Development and Risk Management

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KATHLEEN B. COOPER Director since 2006 Chairman of the Board Committees Audit Nominating and Governance

Kathleen B. Cooper, 72, has served as a director of the Company since 2006. Currently President of Cooper Strategies International LLC, Dr. Cooper previously served as Under Secretary for Economic Affairs of the U.S. Department of Commerce from 2001 to 2005. Prior to this role, she spent ten years as Chief Economist of the Exxon Mobil Corporation, advising senior management on the global business environment and energy markets and playing a leadership role in the planning process. Dr. Cooper also serves as a director of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company of the Americas, subsidiaries of Deutsche Bank AG, and was a founding director of Texas Security Bank from 2008 to 2010. Earlier in her career, she was Executive Vice President and Chief Economist of Security Pacific National Bank and Chief Economist of the United Banks of Colorado. Currently a Senior Fellow of the Tower Center for Political Studies at Southern Methodist University, Dr. Cooper’s academic experience includes two years as Dean of the College of Business Administration at the University of North Texas. She holds a Ph.D. degree in economics from the University of Colorado. Dr. Cooper also has chaired the National Bureau of Economic Research in Cambridge, Massachusetts, among many professional and non-profit organizations for which she has served in leadership roles.

As former Under Secretary for Economic Affairs at the U. S. Department of Commerce, former executive of both a Fortune 500 energy company and banking organization, and former academic dean, Dr. Cooper’s qualifications include industry, financial and accounting, executive leadership, public policy and government experience, and marketplace knowledge.

AREAS OF EXPERTISE Industry Financial and Accounting Executive Leadership Public Policy and Government Marketplace Knowledge

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MICHAEL A. CREEL Director since 2016 Committees Environmental, Health and Safety

Michael A. Creel, 63, has served as a director of the Company since 2016. Mr. Creel is an executive with 36 years of energy experience, including 11 years on large public company boards. Mr. Creel previously served as a Director and Chief Executive Officer of Enterprise Products Partners L.P. from 2010 until his retirement in 2015. Earlier, he served in positions of increasing responsibility with the company since 1999. He was also group vice chairman at EPCO, Inc., and executive vice president and chief financial officer at Duncan Energy Partners L.P., a company engaged in natural gas liquids transportation, fractionation, marketing and storage, and petrochemical product transportation, gathering and marketing. He was also president and chief executive officer at the general partner of Enterprise GP Holdings L.P. and held a number of executive management positions with Shell affiliate Tejas Energy and NorAm Energy Corp. Mr. Creel is a graduate of McNeese State University in Lake Charles, Louisiana, where he earned a bachelor’s degree in accounting, and is a Certified Public Accountant.

Mr. Creel brings to the Williams Board decades of executive leadership experience in the oil and gas industry, as well as significant financial expertise. Mr. Creel’s qualifications include industry, financial and accounting, corporate governance, securities and capital markets, executive leadership, public policy and government, strategy development and risk management, operating, human resource management experience, and marketplace knowledge.

AREAS OF EXPERTISE

Industry

Financial and

Accounting

Corporate Governance

Securities and Capital Markets

Executive leadership

Public Policy and

Government

Strategy Development and Risk Management

Operating

Human Resource

Management

Marketplace Knowledge

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PETER A. RAGAUSS Director since 2016 Committees Audit (Chair) Nominating and Governance

Peter A. Ragauss, 59, has served as a director of the Company since 2016. Mr. Ragauss retired from Baker Hughes, an oilfield services company, in November 2014, after serving eight years as Senior Vice President and Chief Financial Officer. He joined the Board of Directors of Apache Corporation in December 2014. From 2003 to 2006, prior to joining Baker Hughes, Mr. Ragauss was controller, Refining and Marketing, for BP Plc. From 2000 to 2003, he was Chief Executive Officer for Air BP. From 1998 to 2000, he was assistant to group chief executive for BP Amoco. He was vice president of Finance and Portfolio Management for Amoco Energy International when Amoco Corporation merged with BP in 1998. Earlier in his career, from 1996 to 1998, Mr. Ragauss served as vice president of Finance for El Paso Energy International. He held positions of increasing responsibility at Tenneco Inc. from 1993 to 1996, and Kidder, Peabody & Co. Incorporated from 1987 to 1993. Mr. Ragauss holds a master’s degree from Harvard Business School and bachelor’s degree in Mechanical Engineering from Michigan State University.

Bringing a wealth of accounting, financial and executive experience to the Williams Board, and having held senior positions including chief executive officer, chief financial officer, controller and vice president of finance, Mr. Ragauss’ qualifications include industry, financial and accounting, corporate governance, securities and capital markets, executive leadership, strategic development and risk management, information technology experience, and marketplace knowledge.

AREAS OF EXPERTISE

Industry

Financial and

Accounting

Corporate Governance

Securities and Capital

Markets

Executive Leadership

Strategy Development

and Risk Management

Information Technology

Marketplace Knowledge

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SCOTT D. SHEFFIELD Director since 2016 Committees Compensation and Management Development Environmental, Health and Safety

Scott D. Sheffield, 64, has served as a director of the Company since 2016. Mr. Sheffield currently serves as Executive Chairman of Pioneer Natural Resources Company, a large domestic upstream oil and gas company. Mr. Sheffield served as Chief Executive Officer of the company from August 1997 through December 2016 and assumed the position of Chairman of the Board of Directors in August 1999. He was President of the company from August 1997 to November 2004. Mr. Sheffield was the Chairman of the Board of Directors and Chief Executive Officer of Parker & Parsley Petroleum Company, a predecessor company of Pioneer Natural Resources Company, from January 1989 until August 1997. Mr. Sheffield joined Parker & Parsley as a petroleum engineer in 1979, was promoted to Vice President of Engineering in 1981, was elected President and a director in 1985, and became Parker & Parsley’s Chairman of the Board and Chief Executive Officer in 1989. Mr. Sheffield also serves as a director of Santos Limited, an Australian exploration and production company, since 2014. He previously served as a director from 1996 to 2004 on the board of Evergreen Resources, Inc., an independent natural gas energy company. Mr. Sheffield is a distinguished graduate of The University of Texas with a Bachelor of Science degree in Petroleum Engineering.

With more than 40 years of experience in the energy industry, including his position as Executive Chairman of the Board and Chief Executive Officer of Pioneer Natural Resources, as well as a director on the board of Santos Limited, Mr. Sheffield’s qualifications include industry, engineering and construction, corporate governance, securities and capital markets, executive leadership, strategic development and risk management, operating experience, and marketplace knowledge.

AREAS OF EXPERTISE

Industry

Engineering and Construction

Corporate Governance

Securities and Capital Markets

Executive Leadership

Strategy Development and Risk Management

Operating

Marketplace Knowledge

The Williams Companies, Inc. – 2017 Proxy Statement        24

MURRAY D. SMITH Director since 2012 Committees Compensation and Management Development Environmental, Health and Safety (Chair)

Murray D. Smith, 67, has served as a director of the Company since 2012. Mr. Smith is currently president of Murray D. Smith and Associates, an energy consulting firm. Previously, he held various positions in the Canadian government. As an elected member of the Legislative Assembly of Alberta, Canada, Mr. Smith served in four different Cabinet portfolios between 1993 and 2004. As Minister of Energy of Alberta from 2001 to 2004, Mr. Smith oversaw the transformation of the electricity sector into a competitive wholesale generation market and initiated the largest industrial tax reduction in the Province’s history. Mr. Smith served as Representative of the Province of Alberta to the United States of America in Washington, D.C., from 2005 to 2007. Prior to becoming an elected official, Mr. Smith was an independent businessman, owning a number of Alberta-based energy services companies. Currently, he is a director of Surge Energy Inc., a public oil and gas company with operations throughout Alberta and Saskatchewan, and NSolv Corporation, which owns proprietary technology for water-free oil sands in-situ extraction.

As a former member of the Legislative Assembly of Alberta, Canada, diplomat, and now an energy consultant, Mr. Smith’s qualifications include industry, engineering and construction, corporate governance, securities and capital markets, executive leadership, public policy and government experience, and marketplace knowledge.

AREAS OF EXPERTISE Industry Engineering and Construction Corporate Governance Securities and Capital Markets Executive Leadership Public Policy and Government Marketplace Knowledge

The Williams Companies, Inc. – 2017 Proxy Statement        25

WILLIAM H. SPENCE Director since 2016 Committees Audit Environmental, Health and Safety

William H. Spence, 60, has served as a director of the Company since 2016. Mr. Spence is Chairman, President and Chief Executive Officer of PPL Corporation, one of the largest investor-owned utility companies in the United States. The PPL family of companies, with assets of more than $38 billion, delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. Mr. Spence was named President and Chief Executive Officer in 2011 and Chairman in 2012. Previously, he had 19 years of service with Pepco Holdings, Inc., where he held a number of senior management positions. Mr. Spence earned a bachelor’s degree in petroleum and natural gas engineering from The Pennsylvania State University and a master’s degree in business administration from Bentley College. Mr. Spence also is a graduate of the Executive Development Program at the University of Pennsylvania’s Wharton School and the Nuclear Technology Program of the Massachusetts Institute of Technology. Mr. Spence serves on the boards of numerous industry organizations including those dealing with research, cyber and physical security, the environment and electric reliability. He also serves on several non-profit community organizations that focus on community education, health and human services.

As Chairman, President and Chief Executive Officer of PPL Corporation, former Executive Vice President and Chief Operating Officer of PPL Corporation, and due to his several senior management positions with Pepco Holdings, Inc., Mr. Spence’s qualifications include industry, engineering and construction, corporate governance, executive leadership, public policy and government, strategy development and risk management, operating experience, and marketplace knowledge.

AREAS OF EXPERTISE Industry Engineering and Construction Corporate Governance Executive Leadership Public Policy and Government Strategy Development and Risk Management Operating Marketplace Knowledge

The Williams Companies, Inc. – 2017 Proxy Statement        26

JANICE D. STONEY Director since 1999 Committees Compensation and Management Development (Chair) Environmental, Health and Safety

Janice D. Stoney, 76, has served as a director of the Company since 1999. In 1993, Ms. Stoney retired as Executive Vice President of US West Communications Group, Inc. following a 33-year career marked by senior officer positions at US West and its subsidiary, Northwestern Bell. These positions include President, Consumer Division, of US West and President, Chief Executive Officer and Chief Operating Officer of Northwestern Bell. Through 30 years as a director in manufacturing, consumer products, retailing, and investment-fund industries, Ms. Stoney brings extensive experience with director searches, CEO and management succession, management development, executive compensation, and strategic planning, including as chair of compensation and audit committees. Ms. Stoney was a director of Whirlpool Corporation from 1987 to 2011.

As a top executive in a major U.S. telecommunications company, and through her engagement in the political process, Ms. Stoney’s qualifications include corporate governance, executive leadership, public policy and government, strategy development and risk management, operating, and human resource management experience.

AREAS OF EXPERTISE Corporate Governance Executive Leadership Public Policy and Government Strategy Development and Risk Management Operating Human Resource Management

The Williams Companies, Inc. – 2017 Proxy Statement        27

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information concerning beneficial ownership by holders of more than five percent of our common stock. Unless otherwise indicated, the persons named have sole voting and investment power with respect to the shares listed.

Name	Number of Shares of Common Stock	Percent of Class (5)
FMR LLC (1)	80,845,251	10.76%
The Vanguard Group (2)	50,457,794	6.72%
BlackRock, Inc. (3)	48,889,691	6.50%
State Street Corporation (4)	38,730,824	5.16%

(1)

According to a Schedule 13G/A filed with the SEC on February 14, 2017, FMR LLC (which is also known as Fidelity Investments), a financial services firm, may beneficially own the shares of common stock listed in the table above. The 13G/A indicates that FMR LLC may have sole voting power over 8,888,529 shares of our common stock and sole dispositive power over 80,845,251 shares of our common stock. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(2)

According to a Schedule 13G filed with the SEC on February 10, 2017, The Vanguard Group, an investment advisor, may beneficially own the shares of common stock listed in the table above. The Vanguard 13G indicates that The Vanguard Group may have sole voting power over 1,150,325 shares of our common stock, sole dispositive power over 49,252,211 shares of our common stock, shared voting power over 126,513 shares of our common stock, and shared dispositive power over 1,205,583 shares of our common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)

According to a Schedule 13G filed with the SEC on January 26, 2017, BlackRock, Inc., an investment management corporation, may beneficially own the shares of common stock listed in the table above. The 13G indicates that BlackRock, Inc. may have sole voting power over 43,104,597 shares of our common stock and sole dispositive power over 48,889,691 shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)

According to a Schedule 13G filed with the SEC on February 10, 2017, State Street Corporation, an investment services firm, may beneficially own the shares of common stock listed in the table above. The State Street 13G indicates that State Street Corporation may have sole voting power and sole dispositive power over 38,730,824 shares of our common stock. The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(5)	Ownership percentage is reported based on 826,199,559 shares of common stock outstanding on February 28, 2017.

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The following table sets forth, as of February 28, 2017, the number of shares of our common stock beneficially owned by each of our directors and nominees for directors, by the NEOs, and by all directors and executive officers as a group.

Name of Individual or Group	Shares of Williams Common Stock Owned Directly or Indirectly	Williams Shares Underlying Stock Options (1)	Williams Shares Underlying RSUs (2)	Total	Percent of Class (3)
Alan S. Armstrong (4)	364,791	870,086	—	1,234,877	*
Stephen W. Bergstrom	—	—	4,144	4,144	*
Stephen I. Chazen	5,000	—	3,428	8,428	*
Charles I. Cogut	—	—	2,225	2,225	*
Kathleen B. Cooper	37,455	—	12,010	49,465	*
Michael A. Creel	—	—	2,225	2,225	*
Peter A. Ragauss	—	—	3,428	3,428	*
Scott D. Sheffield	—	—	4,144	4,144	*
Murray D. Smith (5)	19,998	—	17,026	37,024	*
William H. Spence	—	—	4,144	4,144	*
Janice D. Stoney (6)	71,710	—	37,426	109,136	*
Donald R. Chappel	332,120	728,419	83,022	1,143,561	*
Rory L. Miller	89,700	251,663	51,610	392,973	*
James E. Scheel (7)	30,960	171,306	—	202,266	*
John D. Seldenrust	—	20,910	—	20,910	*
All directors and executive officers as a group (22 persons)	1,170,903	2,659,133	302,844	4,132,880	*

*	Less than 1%
(1)

The SEC deems a person to have beneficial ownership of all shares that the person has the right to acquire within 60 days. Amounts reflect shares that may be acquired upon the exercise of stock options granted under Williams’ equity plan that are currently exercisable, will become exercisable, or would become exercisable upon the voluntary retirement of such person, within 60 days of February 28, 2017.

(2)

The SEC deems a person to have beneficial ownership of all shares that the person has the right to acquire within 60 days. Amounts reflect shares that would be acquired upon the vesting of restricted stock units (“RSUs”) granted under Williams current or previous equity plans that will vest or that would vest upon the voluntary retirement of such person, within 60 days of February 28, 2017. RSUs have no voting or investment power.

(3)

Ownership percentage is reported based on 826,199,559 shares of common stock outstanding on February 28, 2017, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of February 28, 2017, or within 60 days from that date, through the exercise of all options and other rights.

(4)	Includes 34,264 shares held in the Alan and Shelly S. Armstrong Family Foundation dated December 16, 2015, Alan S. and Shelly S. Armstrong, Trustees.
(5)	Includes 10,150 shares held by Murray D. Smith and Associates Limited.
(6)	Includes 70,710 shares held in the Larry and Janice Stoney Family Trust dated March 25, 2008, Larry D. & Janice D. Stoney, Trustees.
(7)	Includes 4,345 shares held in the Scheel Family Foundation dated December 16, 2015, James E. and Judith V. Scheel, Trustees.

The Williams Companies, Inc. – 2017 Proxy Statement        29

The following table sets forth, as of February 28, 2017, the number of common units of Williams Partners L.P. beneficially owned by each of our directors and nominees for directors, by the NEOs, and by all directors and executive officers as a group. None of the persons in the table below own any Class B Convertible Units of Williams Partners L.P.

Name of Individual or Group	Williams Partners Common Units Owned Directly	Percent of Class (1)
Alan S. Armstrong (2)	32,334	*
Stephen W. Bergstrom	—	*
Stephen I. Chazen	—	*
Charles I. Cogut	—	*
Kathleen B. Cooper	—	*
Michael A. Creel	—	*
Peter A. Ragauss	—	*
Scott D. Sheffield	—	*
Murray D. Smith	—	*
William H. Spence	—	*
Janice D. Stoney (3)	7,620	*
Donald R. Chappel	19,574	*
Rory L. Miller	1,752	*
James E. Scheel	—	*
John D. Seldenrust	—	*
All directors and executive officers as a group (22 persons)	71,138	*

*	Less than 1%.
(1)	Ownership percentage is reported based on 955,449,821 common units, which is the number of common units outstanding on February 28, 2017.
(2)

23,667 units are held in the Alan Stuart Armstrong Trust dated June 16, 2010, with Alan Armstrong as trustee, and 8,667 units are held in the Shelly Stone Armstrong Trust dated June 16, 2010, with Shelly Armstrong as trustee.

(3)	Units are held in the Larry and Janice Stoney Family Trust dated March 25, 2008, Larry D. and Janice D. Stoney, Trustees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and certain of its officers to file reports of their ownership of Williams common stock and of changes in such ownership with the SEC. Directors, executive officers and greater than 10 percent stockholders are required by SEC rules to furnish to us copies of all Section 16(a) reports that they file, and regulations require that Williams identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that with respect to the fiscal year ended December 31, 2016, all of our directors, executive officers and our greater than 10 percent stockholders timely filed all reports they were required to file under Section 16(a). However, due to administrative error, during January 2017 one grant of restricted stock units for each of Messrs. Cogut and Creel was not reported on timely-filed Form 4s, but such transactions were subsequently reported on Form 4s.

The Williams Companies, Inc. – 2017 Proxy Statement        30

Named Executive Officer Profiles

The following profiles provide biographical information and summarize total targeted compensation for 2016 for our NEOs. These profiles are provided in addition to the detailed compensation tables required by the SEC.

ALAN S. ARMSTRONG Chief Executive Officer and President Position held since 2011 Stock ownership (1) >6x base salary Performance-based compensation (2) 69% of total compensation

Alan S. Armstrong, 54, became a director and Chief Executive Officer and President in 2011. From 2002 until January 2011, Mr. Armstrong served as Senior Vice President—Midstream and acted as President of our midstream business. From 1999 to 2002, Mr. Armstrong was Vice President, Gathering and Processing for Midstream. From 1998 to 1999 he was Vice President, Commercial Development for our midstream business. Since the ACMP Merger, Mr. Armstrong has served as Chairman of the Board and Chief Executive Officer of the general partner of Williams Partners. Prior to the ACMP Merger, Mr. Armstrong served the general partner of Williams Partners as a director (since 2012) and Chief Executive Officer (since December 31, 2014). Prior to the ACMP Merger, Mr. Armstrong served the general partner of Pre-merger Williams Partners as Chairman of the Board and Chief Executive Officer (2011 until the ACMP Merger), director (2005 until the ACMP Merger), Senior Vice President – Midstream (2010-2011), and Chief Operating Officer (2005-2010). Mr. Armstrong has served as a director of BOK Financial Corporation since 2013, and currently serves as a member of the National Petroleum Council and as a director for the American Petroleum Institute. Mr. Armstrong also serves on the boards of several education-focused organizations including the University of Oklahoma College of Engineering and Junior Achievement, USA. Mr. Armstrong is also a member of the boards of The Williams Foundation and Philbrook Museum of Art. Mr. Armstrong graduated from the University of Oklahoma in 1985 with a bachelor’s degree in civil engineering.

		2016 Target Compensation

2016 Target Compensation (3)
Long-Term Incentives (LTI)	$5,750,000
Performance-based RSUs	$3,162,500
Time-based RSUs	$1,437,500
Stock Options	$1,150,000
Short-Term Incentive at Target
Annual Incentive Program (“AIP”)	$1,400,000
Base Pay	$1,120,000
Total Target Compensation	$8,270,000
Retirement Benefits
Pension (year-over-year change)	$93,224
Restoration Plan (year-over-year change)	$581,932
401(k) Company Match	$14,554
Payment Upon Termination (as of Dec 31, 2016)
Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$11,181,200
Retirement	$0
Death or Disability	$12,077,911
Change in Control	$26,121,223

(1)

Mr. Armstrong’s ownership in our common stock exceeded the required CEO ownership threshold of six times base salary. WMB shares owned outright and time-based RSUs count as owned for purposes of the program.

(2)	Performance-based compensation includes performance-based RSUs, stock options, and AIP.
(3)

2016 Target Compensation reflects target pay and consists of annual base pay, AIP at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

The Williams Companies, Inc. – 2017 Proxy Statement        31

DONALD R. CHAPPEL Senior Vice President & Chief Financial Officer Position held since 2003 Stock ownership (1) >3x base salary Performance-based compensation (2) 57% of total compensation

Donald R. Chappel, 65, has served as our Senior Vice President & Chief Financial Officer since April 2003. In addition, Mr. Chappel has served as a director of the general partner of Williams Partners since 2012 and as Chief Financial Officer of the general partner of Williams Partners since December 31, 2014. Mr. Chappel has also served as a member of the Management Committee of Northwest Pipeline LLC (an interstate natural gas transmission company indirectly owned by Williams Partners) since 2007. Mr. Chappel served as Chief Financial Officer and a director of the general partner of Pre-merger Williams Partners from 2005 until the ACMP Merger. Mr. Chappel was Chief Financial Officer from 2007 and a director from 2008 of the general partner of Williams Pipeline Partners L.P., until its merger with Pre-merger Williams Partners in 2010. Mr. Chappel is a director of SUPERVALU, Inc. (a grocery and pharmacy company).

As disclosed in a Form 8-K filed by the Company on March 10, 2017, Mr. Chappel and Williams have determined a plan for Mr. Chappel to retire from the Company, targeting late 2017.

		2016 Target Compensation

2016 Target Compensation (3)
Long-Term Incentives (LTI)	$2,000,000
Performance-based RSUs	$900,000
Time-based RSUs	$700,000
Stock Options	$400,000
Short-Term Incentive at Target
Annual Incentive Program (“AIP”)	$506,250
Base Pay	$675,000
Total Target Compensation	$3,181,250
Retirement Benefits
Pension (year-over-year change)	$56,500
Restoration Plan (year-over-year change)	$265,812
401(k) Company Match	$15,900
Payment Upon Termination (as of Dec 31, 2016)
Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$7,810,273
Retirement	$4,406,685
Death or Disability	$5,409,608
Change in Control	$11,215,984

(1)

Mr. Chappel’s ownership in our common stock exceeded the required NEO ownership threshold of three times base salary. WMB shares owned outright and time-based RSUs count as owned for purposes of the program.

(2)	Performance-based compensation includes performance-based RSUs, stock options, and AIP.
(3)

2016 Target Compensation reflects target pay and consists of annual base pay, AIP at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

The Williams Companies, Inc. – 2017 Proxy Statement        32

JOHN D. SELDENRUST Senior Vice President - Engineering Services Position held since 2017 Stock ownership (1) <3x base salary Performance-based compensation (2) 61% of total compensation

John D. Seldenrust, 52, has served as Senior Vice President – Engineering Services since January 2017. He previously served as Senior Vice President – Engineering & Construction from July 2015 to December 2016, and as Senior Vice President – Eastern Operations from January 2015 to July 2015 and for Williams Partners from 2013 to July 2015. Prior to that, Mr. Seldenrust served in a variety of operations and engineering leadership roles at Williams Partners and Chesapeake Energy Corporation (an oil and natural gas producer) from 2004 to August 2013. Prior to joining Chesapeake, Mr. Seldenrust held reservoir, production and facilities engineering positions with ARCO Oil & Gas, Vastar Resources and BP America.

		2016 Target Compensation

2016 Target Compensation (3)
Long-Term Incentives (LTI)	$1,500,000
Performance-based RSUs	$675,000
Time-based RSUs	$525,000
Stock Options	$300,000
Short-Term Incentive at Target
Annual Incentive Program (“AIP”)	$332,500
Special Incentive (4)	$250,000
Base Pay	$475,000
Total Target Compensation	$2,557,500
Retirement Benefits
Pension (year-over-year change)	$34,501
Restoration Plan (year-over-year change)	$146,559
401(k) Company Match	$15,900
Payment Upon Termination (as of Dec 31, 2016)
Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$6,625,203
Retirement	$0
Death or Disability	$5,201,345
Change in Control	$8,269,553

(1)

Mr. Seldenrust’s ownership in our common stock did not meet the required NEO ownership threshold of three times base salary. Mr. Seldenrust joined the company with the ACMP acquisition. WMB shares owned outright and time-based RSUs count as owned for purposes of the program.

(2)	Performance-based compensation includes performance-based RSUs, stock options, AIP, and Special Incentive.
(3)

2016 Target Compensation reflects target pay and consists of annual base pay, AIP at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

(4)	Details on Mr. Seldenrust’s Special Incentive can be found in the Compensation Discussion and Analysis under “John Seldenrust Special Incentive Payment”.

The Williams Companies, Inc. – 2017 Proxy Statement        33

RORY L. MILLER Senior Vice President - Atlantic - Gulf Position held since 2013 Stock ownership (1) >3x base salary Performance-based compensation (2) 57% of total compensation

Rory L. Miller, 56, has served as Senior Vice President – Atlantic – Gulf since 2013. Previously, he was Senior Vice President – Midstream of Williams and the general partner of Pre-merger Williams Partners, acting as President of Williams’ midstream business from 2011 until 2013. Mr. Miller was a Vice President of Williams’ midstream business from 2004 until 2011. Mr. Miller served as a director and Senior Vice-President – Atlantic – Gulf of the general partner of Pre-merger Williams Partners from 2011 until the ACMP Merger and has served in those roles for the general partner of Williams Partners since the ACMP Merger. Mr. Miller has also served as a member of the Management Committee of Transcontinental Gas Pipe Line Company, LLC (an interstate natural gas transmission company indirectly owned by Williams Partners) since 2013.

		2016 Target Compensation

2016 Target Compensation (3)
Long-Term Incentives (LTI)	$1,500,000
Performance-based RSUs	$675,000
Time-based RSUs	$525,000
Stock Options	$300,000
Short-Term Incentive at Target
Annual Incentive Program (“AIP”)	$343,000
Base Pay	$490,000
Total Target Compensation	$2,333,000
Retirement Benefits
Pension (year-over-year change)	$85,402
Restoration Plan (year-over-year change)	$138,732
401(k) Company Match	$15,900
Payment Upon Termination (as of Dec 31, 2016)
Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$5,242,982
Retirement	$2,785,991
Death or Disability	$3,532,990
Change in Control	$7,570,280

(1)

Mr. Miller’s ownership in our common stock exceeded the required NEO ownership threshold of three times base salary. WMB shares owned outright and time-based RSUs count as owned for purposes of the program.

(2)	Performance-based compensation includes performance-based RSUs, stock options, and AIP.
(3)

2016 Target Compensation reflects target pay and consists of annual base pay, AIP at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

The Williams Companies, Inc. – 2017 Proxy Statement        34

JAMES E. SCHEEL Senior Vice President - Northeast G&P Position held since 2014 Stock ownership (1) >3x base salary Performance-based compensation (2) 57% of total compensation

James E. Scheel, 52, has served as Senior Vice President – Northeast G&P since 2014. Previously, he was Senior Vice President – Corporate Strategic Development of us and the general partner of Pre-merger Williams Partners from 2012 to 2014. From 2011 until 2012, Mr. Scheel served as Vice President of Business Development for our midstream business. Mr. Scheel joined Williams in 1988 and has served in leadership roles in business strategic development, engineering and operations, our NGL business, and international operations. Mr. Scheel has served as a director of the general partner of Williams Partners since the ACMP Merger, having previously served as a director of the general partner of Pre-merger Williams Partners from 2012 until the ACMP Merger.

		2016 Target Compensation

2016 Target Compensation (3)
Long-Term Incentives (LTI)	$1,500,000
Performance-based RSUs	$675,000
Time-based RSUs	$525,000
Stock Options	$300,000
Short-Term Incentive at Target
Annual Incentive Program (“AIP”)	$312,200
Base Pay	$446,000
Total Target Compensation	$2,258,200
Retirement Benefits
Pension (year-over-year change)	$85,517
Restoration Plan (year-over-year change)	$99,941
401(k) Company Match	$11,825
Payment Upon Termination (as of Dec 31, 2016)
Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$4,581,068
Retirement	$0
Death or Disability	$3,255,810
Change in Control	$5,678,460

(1)

Mr. Scheel’s ownership in our common stock exceeded the required NEO ownership threshold of three times base salary. WMB shares owned outright and time-based RSUs count as owned for purposes of the program.

(2)	Performance-based compensation includes performance-based RSUs, stock options, and AIP.
(3)

2016 Target Compensation reflects target pay and consists of annual base pay, AIP at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

The Williams Companies, Inc. – 2017 Proxy Statement        35

Compensation Discussion & Analysis

The Compensation Discussion and Analysis (“CD&A”) provides a detailed description of the objectives and principles of Williams’ executive compensation programs. It explains how compensation decisions are linked to performance as compared to the Company’s strategic goals and stockholder interests. Generally, Williams’ executive compensation programs apply to all officers; however, this CD&A focuses on the Named Executive Officers (“NEOs”) for the Company for the 2016 fiscal year. The NEOs for the Company for the 2016 fiscal year are Mr. Armstrong, Mr. Chappel, Mr. Seldenrust, Mr. Miller, and Mr. Scheel.

We seek stockholder support on our executive compensation pay programs annually. In 2016, our stockholders supported our programs with 99.3 percent “for” votes. In considering this positive response, along with our analysis of the competitive market, we have not made any material changes to our overall executive compensation program.

Our Commitment to Pay for Performance

Pay for Performance

We design our compensation programs to support our commitment to performance. At target, 79 percent or more of an NEO’s compensation will vary based on our company performance.

The Summary Compensation Table provides SEC required disclosures for the 2014, 2015, and 2016 calendar years. These disclosures require the reporting of accounting based grant date fair values for all stock-based compensation. These values remain fixed in Summary Compensation Table disclosures and are not adjusted to reflect how the Company’s business and/or stock price performance actually impact the value of stock awards earned by our NEOs. To supplement the SEC required disclosure, the chart below compares the accounting grant date fair value of stock based awards for Mr. Armstrong in 2014, 2015, and 2016 compared to the realizable value as of December 31, 2016 at a stock price of $31.14. The realizable value shown for stock options includes the intrinsic value for each award on this date. The realizable value shown for time-based restricted stock unit (“RSU”) awards includes accrued cash dividend equivalents on this date. It’s important to note that since the 2014 performance-based awards did not meet the minimum performance requirements, the awards were cancelled and Mr. Armstrong did not receive any value or shares from this award. The realizable amount for the 2015 performance-based RSUs and leveraged awards granted in 2014 are shown at $0 based on estimated performance utilizing the December 31, 2016 stock price. The 2016 performance-based RSU awards are shown at target as it is too early in the performance period to estimate a payout. The Annual Incentive Program (“AIP”) award shows the target value compared to actual award earned for the calendar year.

The Williams Companies, Inc. – 2017 Proxy Statement        36

In order to demonstrate how the design of our executive pay program is aligned with the experience of our stockholders, the chart also includes the Company’s annualized total shareholder return (“TSR”) associated with 2014, 2015, and 2016 performance-based RSU awards at December 31, 2016. As shown below, Mr. Armstrong’s realizable incentive pay for the past three years ending December 31, 2016, is in aggregate, only 55.1 percent of what was targeted for his incentive pay. The Compensation and Management Development Committee (“Committee”) believes it is important to demonstrate this strong correlation between executive pay and Company performance.

CEO Target Incentive Pay Compared to Realizable Incentive Pay

Note: Target Incentive Pay includes the grant date value of the equity awards as valued in the Summary Compensation Table plus the AIP value at target performance.

The Williams Companies, Inc. – 2017 Proxy Statement        37

Long-term Incentives

Annual equity awards provide the most significant differentiation in pay and performance in our executive compensation program. We use equity awards to align compensation with the long-term interests of our stockholders. Equity awards consist of performance-based RSUs, time-based RSUs, and stock options. The largest component of an NEO’s long-term incentive award is performance-based RSUs. Historically, both relative and absolute TSR have been used to determine the actual number of units that will be distributed to an NEO upon vesting. We have been unique among our comparator companies in measuring both relative and absolute TSR to determine results and ultimately the number of units that vest. Relative TSR gauges our TSR performance relative to our comparator companies while absolute TSR requires that we deliver a strong absolute TSR to our stockholders. The performance-based RSUs awarded in 2013 for the performance period 2013 through 2015 generated an award of just 3.5 percent of target and distributed in February 2016. The amount earned from this award by Mr. Armstrong was just 2.4 percent of the original 2013 grant date value disclosed in the Summary Compensation Table. Additionally, the 2014 performance-based awards granted for the performance period 2014 through 2016 did not meet minimum performance requirements and did not earn a payout. Mr. Armstrong did not receive any value or shares from this award. The combined grant date fair value of Mr. Armstrong’s 2013 and 2014 performance-based awards were disclosed in prior Summary Compensation Tables as $4,633,297. Mr. Armstrong received just 1.1 percent of the value of these awards, or $50,062, due to relative and absolute TSR results for the corresponding performance periods. We also consider stock options to be performance-based compensation. Stock options only provide value to the extent that the Company’s stock price has increased above the grant price. All three equity vehicles incent Company performance and most importantly align to the experience of the stockholder.

Annual Incentive Program

Our performance-based cash compensation is paid under our AIP which is based on the Company’s business and safety performance and the NEO’s individual performance. Under this program, cash compensation reflects annual business performance and is based on weighted measures of distributable cash flow, controllable costs, fee-based revenue, and safety performance.

2016 Business Overview

We marked 2016 with the continued expansion in the portfolio of opportunities led by growth on the demand side of the natural gas market as we placed one Transco system expansion project into service during the year (“Rock Springs”); placed another Transco system expansion project into service in early 2017 (“Gulf Trace”) and began construction on four other Transco system expansion projects in 2016 that are planned to be completed in 2017 (“Dalton”, “Hillabee – Phase 1”, “New York Bay”, and “Virginia Southside II”).

In 2016, we continued to fortify our focus on natural gas market fundamentals and took several steps toward simplifying our structure, consolidating the number of operating areas from five to three: Atlantic-Gulf, West and Northeast Gathering & Processing. Our disciplined approach drove lower expenses even as we brought new assets online. We also reduced commodity exposure, completing the sale of our now former Canadian businesses in September 2016. And we continued to grow our fee-based revenues.

Despite the headwinds of low commodity prices, we further positioned Williams in 2016 to take advantage of long-term natural gas demand growth in power generation, manufacturing and exports. In 2017, Williams Partners is planning to deploy between $2.1 and $2.8 billion for growth capital and investment expenditures. Most of this planned spending is for fee-based projects, with approximately two-thirds of the total spending directed to fully contracted Transco projects supported by demand charges. We believe our financial repositioning announced January 9, 2017 strengthens Williams and Williams Partners and boosts our growth outlook.

The Williams Companies, Inc. – 2017 Proxy Statement        38

2016 Projects and Milestones

•

In third-quarter 2016, our Rock Springs expansion was placed into service. The project expanded Transco’s existing natural gas transmission system from New Jersey to a generation facility in Maryland and increased capacity by 192 Mdth/d.

•

In first-quarter 2017, the Gulf Trace expansion was placed into service. The project expanded Transco’s existing natural gas transmission system together with greenfield facilities to provide incremental firm transportation capacity from Station 65 in St. Helena Parish, Louisiana to a new interconnection with Sabine Pass Liquefaction in Cameron Parish, Louisiana. It is expected to increase capacity by 1,200 Mdth/d. Much of the construction on this project was carried out in 2016.

•

In fourth-quarter 2016, we executed a new gas gathering agreement in the Barnett Shale, in conjunction with our existing customer, Chesapeake Energy Corporation, closing the sale of its Barnett Shale properties to another producer. The other producer, which has an investment grade credit rating, is now our customer under the new gas gathering agreement. The restructured agreement provided a $754 million up-front cash payment to us primarily in exchange for eliminating future minimum volume commitments. The restructured agreement also provides for revised gathering rates.

•

In third-quarter 2016, we agreed to a revised contract in the Mid-Continent region with Chesapeake Energy Corporation. The revised contract was executed in the third quarter of 2016, and provided an up-front cash payment to us of $66 million primarily in exchange for changing from a cost of service contract to fixed-fee terms.

•

In third-quarter 2016, we announced that we have initiated a process to explore monetization of our ownership interest in the Geismar, Louisiana, olefins plant and complex, consistent with our strategy to narrow our focus and allocate capital to our natural gas-focused business.

•	In third-quarter 2016, we completed the sale of our Canadian operations for total consideration of $1.02 billion.

•

In third-quarter 2016, we announced organizational changes aiming to simplify our structure, increase direct operational alignment to advance our natural gas-focused strategy, and drive continued focus on customer service and execution. Effective January 1, 2017, we implemented these changes, which combined the management of certain of our operations and reduced the overall number of operating areas managed within our business.

•

In fourth-quarter 2016, in conjunction with our partner in the Bucking Horse natural gas processing plant and Jackalope Gas Gathering System, we announced an agreement with Chesapeake Energy Corporation to restructure gathering and processing contracts in the Powder River basin. The restructured contracts became effective in January 2017 and replaced the previous cost-of-service arrangement with minimum volume commitments in the near-term such that we do not expect that our near-term trend of reported results will be significantly impacted by the restructured terms.

•

In first-quarter 2016, the FERC issued a certificate order for the initial phases of Transco’s Hillabee Expansion Project. The project involves an expansion of Transco’s existing natural gas transmission system from Station 85 in west central Alabama to a proposed new interconnection with the Sabal Trail project in Alabama. The project will be constructed in phases, and all of the project expansion capacity will be leased to Sabal Trail. We plan to place the initial phase of the project into service concurrent with the in-service date of the Sabal Trail project, which is planned to occur as early as the second quarter of 2017. The in-service date of the second phase of the project is planned for the second quarter of 2020 and together they are expected to increase capacity by 1,025 Mdth/d.

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•

In second-quarter 2016, we received approval from the FERC for the Garden State project to expand Transco’s existing natural gas transmission system to provide incremental firm transportation capacity from Station 210 in New Jersey to a new interconnection on our Trenton Woodbury Lateral in New Jersey. The project will be constructed in phases and is expected to increase capacity by 180 Mdth/d. We plan to place the initial phase of the project into service during the third quarter of 2017 and the remaining portion in the second quarter of 2018, assuming timely receipt of all necessary regulatory approvals.

•

In third-quarter 2016, we received approval from the FERC for the New York Bay Expansion to expand Transco’s existing natural gas transmission system to provide incremental firm transportation capacity from Pennsylvania to the Rockaway Delivery Lateral transfer point and the Narrows meter station in Richmond County, New York. We plan to place the project into service during the fourth quarter of 2017, and it is expected to increase capacity by 115 Mdth/d.

•

In third-quarter 2016, we received approval from the FERC for the Virginia Southside II project to expand Transco’s existing natural gas transmission system together with greenfield facilities to provide incremental firm transportation capacity from Station 210 in New Jersey and Station 165 in Virginia to a new lateral extending from our Brunswick Lateral in Virginia. We plan to place the project into service during the fourth quarter of 2017 and it is expected to increase capacity by 250 Mdth/d.

•

In third-quarter 2016, we obtained approval from the FERC for the Dalton project to expand Transco’s existing natural gas transmission system together with greenfield facilities to provide incremental firm transportation capacity from Station 210 in New Jersey to markets in northwest Georgia. We plan to place the project into service in 2017 and it is expected to increase capacity by 448 Mdth/d.

•	In 2016, we completed additional tie-backs to our deepwater systems, with the Kodiak prospect now flowing across our Devils Tower spar and the Gunflint prospect flowing across Gulfstar One.

•

On September 28, 2015, we publicly announced that we had entered into a merger agreement with Energy Transfer Equity, L.P. and certain of its affiliates. On June 29, 2016, Energy Transfer provided us written notice terminating the merger agreement, citing the alleged failure of certain conditions under the merger agreement.

The accompanying chart compares Williams’ cumulative total shareholder return on our common stock (assuming reinvestment of dividends) to the cumulative total return of the S&P 500 Stock Index and the median of our comparator company group. For more details on our comparator company group, see the CD&A section titled “Determining Our Comparator Group.” The graph below assumes an initial investment of $100 at the beginning of the period on December 31, 2013.

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Compensation Summary

Objective of Our Compensation Programs

The role of compensation is to attract and retain the talent needed to increase stockholder value and to help our businesses meet or exceed financial and operational performance goals. Our compensation programs’ objectives are to reward our NEOs and employees for successfully implementing our strategy to grow our business and create long-term stockholder value. To that end, in 2016 we used relative and absolute TSR to measure long-term performance; and we used distributable cash flow, controllable costs, fee-based revenue, and safety metrics to measure annual performance. We believe using separate long-term and annual metrics to incent and pay NEOs helps ensure that the business decisions made were aligned with the long-term interests of our stockholders.

Our Pay Philosophy

Our pay philosophy throughout the entire organization is to pay for performance, be competitive in the marketplace, and consider the value a job provides to the Company. Our compensation programs reward NEOs not just for accomplishing goals, but also for how those goals are pursued. The principles of our pay philosophy influence the design and administration of our pay programs. Decisions about how we pay NEOs are based on these principles. The Committee uses several types of pay that are linked to both our long-term and short-term performance in the executive compensation programs. Included are long-term incentives, annual cash incentives, base pay, and benefits. The chart below illustrates the linkage between the types of pay we use and our pay principles.

Pay Principles	Long-term Incentives	Annual Cash Incentives	Base Pay	Benefits

Pay should reinforce business objectives and values.	🌑	🌑	🌑
A significant portion of an NEO’s total pay should be variable based on performance.	🌑	🌑
Incentive pay should balance long-term, intermediate, and short-term performance.	🌑	🌑
Incentives should align interest of NEOs with stockholders.	🌑	🌑
Pay should foster a culture of collaboration with shared focus and commitment to our Company.	🌑	🌑
Incentives should enforce the value of safety within our Company.		🌑
Pay opportunities should be competitive.	🌑	🌑	🌑	🌑
A portion of pay should be provided to compensate for the core activities required for performing in the role.			🌑	🌑

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Our Commitment to Pay for Performance

2016 Comparator Group

Determining Our Comparator Group

Companies in our comparator group have a range of revenues, assets, market capitalization, and enterprise value. Business consolidation and unique operating models create some challenges in identifying comparator companies. Accordingly, we take a broad view of comparability to include organizations that are similar to Williams. This results in compensation that is appropriately scaled and reflects comparable complexities in business operations. We typically aim for a comparator group of 15 to 20 companies so our comparisons will be valid. The 2016 comparator group includes 18 companies which comprised a mix of both direct business competitors and companies with whom we compete for talent.

How We Use Our Comparator Group

We refer to publicly available information to analyze our comparator companies’ practices including how pay is divided among long-term incentives, annual incentives, base pay, and other forms of compensation. This allows the Committee to ensure competitiveness and appropriateness of proposed compensation packages. When setting pay, the Committee uses market median information of our comparator group, as opposed to market averages, to ensure that the impact of any unusual events that may occur at one or two companies during any particular year is diminished from the analysis. If an event is particularly unusual and surrounded by unique circumstances, the data is completely removed from the assessment. Three of our comparator companies are not considered in our aggregate pay statistics due to significant pay practice differences, but are still considered in the analysis of company performance with regard to our performance-based equity awards.

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The following table shows the range of our 2016 comparator companies’ revenues, assets, market capitalization, and enterprise value as originally reported for 2015. (dollars in millions)

Company Name	Ticker	Revenue	Total Assets	Market Capitalization	Enterprise Value
CENTERPOINT ENERGY INC.	CNP	$7,386	$21,334	$7,895	$15,640
DEVON ENERGY CORP.	DVN	13,145	29,532	13,376	28,119
DOMINION RESOURCES INC.	D	11,683	58,797	40,313	69,595
ENBRIDGE INC.	ENB	26,462	61,226	28,875	66,068
ENERGY TRANSFER EQUITY LP	ETE	42,126	71,189	14,385	75,325
ENTERPRISE PRODUCTS	EPD	27,028	48,952	51,481	74,359
EOG RESOURCES	EOG	8,757	26,975	38,925	44,873
KINDER MORGAN INC.	KMI	14,403	84,104	33,260	74,768
NISOURCE INC.	NI	4,652	17,493	6,226	13,130
ONEOK INC.	OKE	7,763	15,446	5,172	17,486
PLAINS ALL AMERICAN PIPELINE	PAA	23,152	22,288	9,188	20,593
PG&E	PCG	16,833	63,339	26,171	43,275
PIONEER NATURAL RESOURCES	PXD	4,043	15,154	18,729	21,000
SEMPRA ENERGY CORP.	SRE	10,231	41,150	23,343	38,326
SOUTHERN CO.	SO	17,489	78,318	42,654	71,539
SPECTRA ENERGY CORP.	SE	5,234	32,923	16,064	33,852
TARGA RESOURCES CORP.	TRGP	6,659	13,254	1,516	11,926
TRANSCANADA CORP.	TRP	8,848	46,632	22,974	50,881

75th percentile		$17,325	$60,619	$32,164	$68,713
50th percentile		10,957	37,037	20,852	40,801
25th percentile		7,480	21,573	10,235	20,695
The Williams Companies, Inc.	WMB	$7,360	$49,020	$19,249	$53,713
Percent rank		23%	65%	48%	66%

The Committee determined that the following companies will be used to benchmark compensation practices and pay decisions in 2017.

•	CenterPoint Energy
•	Devon Energy
•	Dominion Resources
•	Enbridge
•	EOG Resources
•	NiSource
•	ONEOK
•	Phillips 66
•	Pioneer Natural Resources
•	Plains All American Pipeline
•	Sempra Energy
•	Southern Company
•	Targa Resources
•	TransCanada

A separate comparator group will be used to specifically measure Relative TSR as it pertains to the 2017 performance-based RSU awards.

•	Enbridge
•	Energy Transfer Equity
•	Enterprise Products
•	Kinder Morgan
•	ONEOK
•	Plains All American Pipeline
•	Targa Resources
•	TransCanada
•	Western Gas Partners

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Our Pay Setting Process

During the first quarter of the year, the Committee completes a review to ensure we are paying competitively, equitably, and in a way that encourages and rewards performance.

The compensation data of our comparator group, disclosed primarily in proxy statements, is the primary market data we use when benchmarking the competitive pay of our NEOs. Aggregate market data obtained from recognized third-party executive compensation survey companies is used to supplement and validate comparator group market data.

Although the Committee reviews relevant data as it determines compensation packages, other considerations are taken into account. Because market data alone does not reflect the strategic competitive value of various roles within our Company, internal pay equity is also considered when making pay decisions. Other considerations when making pay decisions for the NEOs include individual experience, sustained performance, historical pay, realized and realizable pay over three years, and tally sheets that include annual pay and benefit amounts, wealth accumulated over the past five years, and the total aggregate value of the NEOs’ equity awards and holdings.

Multiple internal and external factors are considered when determining NEO compensation packages

When setting pay, we determine a target pay mix (distribution of pay among long-term incentives, annual incentives, base pay, and other forms of compensation) for the NEOs. Consistent with our pay-for-performance philosophy, the actual amounts paid, excluding benefits, are determined based on Company and individual performance. Because performance is a factor, the target versus actual pay mix will vary, specifically as it relates to the annual cash incentives and long-term incentives.

CEO 2016 Total Compensation at Target Pay Mix	NEO (Excluding CEO) 2016 Total Compensation at Target Pay Mix

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How We Determine the Amount for Each Type of Pay

Base pay, annual cash incentives, and long-term incentives accomplish different objectives. The table below illustrates a summary of the primary objectives associated with each component of pay listed in the order of most significant to the NEO’s total compensation. The table is followed by specific details regarding each pay component.

Base Pay

Base pay compensates the NEOs for carrying out the duties of their jobs and serves as the foundation of our pay program. Most other major components of pay are set based on a relationship to base pay, including long-term and annual incentives, as well as retirement benefits.

Base pay for the NEOs, including the CEO, is set considering the market median, with potential individual variation from the median due to experience, skills, and sustained performance of the individual as part of our pay-for-performance philosophy. Performance is measured in two ways: through the “Right Results” obtained in the “Right Way.” Right Results considers the NEOs’ success in attaining their annual goals, operational and/or functional area strategies, and personal development plans. Right Way reflects the NEOs’ behavior as exhibited through our organizational, operational, and people leadership competencies.

Annual Cash Incentives

As previously mentioned in the “Our Commitment to Pay for Performance” section, we pay annual cash incentives to encourage and reward our NEOs for making decisions that improve our annual operating performance through our AIP. The objectives of our AIP are to:

•	Offer sufficient incentive compensation to motivate management to put forth extra effort, take prudent risks, and make effective decisions to maximize stockholder value;

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•	Motivate and incent management to choose strategies and investments that maximize long-term stockholder value;
•	Provide sufficient total compensation to retain management;
•	Limit the cost of compensation to levels that will maximize the return of current stockholders without compromising the other objectives.

NEOs’ AIP business performance is based on enterprise results of these business metrics in relation to established targets. We only use enterprise-level performance metrics for our NEOs in order to promote teamwork and collaboration by creating a shared goal for the overall Company performance. Our incentive program allows the Committee to make adjustments to these business performance metrics to reflect certain business events. When determining which adjustments are appropriate, we are guided by the principle that incentive payments should not result in unearned windfalls or impose undue penalties. In other words, we make adjustments to ensure NEOs are not rewarded for positive results they did not facilitate nor are they penalized for certain unusual circumstances outside their control.

Management regularly reviews with the Committee a supplemental scorecard reflecting the Company’s WPZ EBITDA, WPZ maintenance capex, WPZ distributable cash flow, WPZ capital expenditures, WMB stock price performance, WMB return on capital employed (“ROCE”), and WPZ cash flow from operations to provide updates regarding the Company’s performance as well as to ensure alignment between these measures and the AIP’s business performance metrics. This scorecard provides the Committee with additional data to assist in determining final AIP awards.

The Committee’s independent compensation consultant annually compares our relative performance on various measures, including TSR and earnings per share with our comparator group of companies. The Committee also uses this analysis to validate the reasonableness of our AIP results.

How We Set the 2016 AIP Goals.

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The AIP Calculation. The 2016 AIP is based on the weighted measures of WPZ distributable cash flow, controllable costs, fee-based revenue, and three safety metrics. Each metric is directly aligned with our business strategy to operationally grow the business, operate safely in everything we do, and continue to align with our dividend growth strategy.

For 2016, there were three safety metrics, each of which are equally weighted. The metrics include Lost Time Incident Rate, Days Away From Work Rate and Motor Vehicle Accident Rate.

The attainment percentage of AIP goals results in payment of annual cash incentives along a continuum between threshold and stretch levels, which corresponds to 0 percent through 200 percent of the NEO’s annual cash incentive target. NEOs have the possibility to exceed the stretch level up to 245 percent of their annual cash incentive target. WPZ distributable cash flow, controllable costs, and fee-based revenue can exceed the stretch level to 250 percent while safety cannot exceed the 200 percent stretch.

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2016 NEO AIP Targets. The starting point to determine annual cash incentive targets (expressed as a percentage of base pay) is competitive market information, which gives us an idea of what other companies target to pay in annual cash incentives for similar jobs. We also consider the internal value of each job (i.e., how important the job is to executing our strategy compared to other jobs in the Company) before the target is set for the year. The annual cash incentive targets as a percentage of base pay for the NEOs in 2016 were as follows:

Position	Target
President and Chief Executive Officer	125%
SVP, Chief Financial Officer	75%
SVP, Engineering Services	70%
SVP, Atlantic Gulf	70%
SVP, North East G&P	70%

Determining 2016 AIP Awards. To determine the funding of the annual cash incentive, we use the following calculation for each NEO:

Based on business performance relative to the established goals, the Committee certified business performance results as follows and the 2016 AIP award payout at 135 percent of target was paid in early March 2017. This is the first payout at or above 100 percent since 2012.

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Effective December 1, 2016, the Occupational Safety and Health Administration (“OSHA”) published a final rule which prevents incentive plans from reducing or eliminating employee bonuses due to reported workplace injuries or illnesses. To this effect, the three safety metrics of Lost Time Incident Rate, Days Away From Work Rate and Motor Vehicle Accident Rate were not measured for our 2016 AIP result. Rather, the Committee used its discretion to approve a two percent result for the safety portion of the 2016 AIP payout.

We calculate (a) WPZ Distributable Cash Flow as: Modified EBITDA, adjusted for certain items of income or loss that we characterize as unrepresentative of our ongoing operations; less maintenance capital expenditures; less interest expense; less cash taxes; less income attributable to non-controlling interests, adjusted for certain items outside of EBITDA that we characterize as unrepresentative of our ongoing operations; (b) Controllable Costs as: operating and maintenance costs and selling, general and administrative costs that are under the responsibility of a cost center manager; less certain expenses that are considered less controllable (such as pension and postretirement benefit costs) or have no net impact on financial performance (such as costs that are passed directly to customers); and (c) Fee-based Revenues as: total service revenues from our reportable segments before intercompany eliminations; less certain tracked revenues that have no net impact on financial performance. In addition, each measure above may be further adjusted as appropriate to avoid undue penalties or windfalls. (Modified EBITDA includes our proportional ownership share of EBITDA of our equity method investees. Operating and maintenance costs, SG&A costs, and total service revenues include our proportional ownership share of such items recognized by certain equity method investees.)

Individual performance, such as success toward our strategic objectives and individual goals, and successful demonstration of the Company’s leadership competencies which exceeded expectations may be recognized through adjustments. Payments may also be adjusted downward if performance warrants. The Committee chose to apply an adjustment to certain NEOs. In total, the adjustments applied to NEO awards were less than two percent of the original calculated award.

John Seldenrust Special Incentive Payment. Supporting an investment to develop best-in-class engineering and construction capabilities, in 2015, the Committee provided a special incentive program for John Seldenrust. The

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program defines performance goals for 2015, 2016 and 2017 and provides an annual payout of $250,000 at target. If the target goal is not achieved, no payment will be made. If both the target and stretch goals are achieved, the payment will be $500,000. In 2016, Mr. Seldenrust achieved the $500,000 payout amount by meeting target and stretch performance goals related to the integration of the technical services team in the Northeast Operating Area with the corresponding Engineering and Construction organization design resulting in the management of all projects in the area according to established E&C standards, processes and procedures. Additionally, Mr. Seldenrust completed a standard compression design for medium non-urban and small non-urban facilities resulting in a completed compression tag matrix and associated training. Mr. Seldenrust’s 2016 Special Incentive was paid in early 2017.

Long-Term Incentives

To determine the value for long-term incentives granted to an NEO each year, we consider the following factors:

•	The proportion of long-term incentives relative to base pay;
•	The NEO’s impact on Company performance and ability to create value;
•	Long-term business objectives;
•	Awards made to executives in similar positions within our comparator group of companies;
•	The market demand for the NEO’s particular skills and experience;
•	The amount granted to other NEOs in comparable positions at the Company;
•	The NEO’s demonstrated historical performance; and
•	The NEO’s leadership performance.

A summary of the long-term incentive program details for 2016 are shown in the table below. The long-term incentive mix for the CEO differs from the mix for the other NEOs. Since the CEO has more opportunity to influence our financial results, the Committee considers it appropriate that a greater percentage of his long-term incentives are directly tied to the performance of the Company’s stock price.

	Performance-based RSUs	Time-based RSUs	Stock Options
CEO Equity Mix	55%	25%	20%
NEO Equity Mix	45%	35%	20%
Term	Three years	Three years	10 years
Frequency	Granted annually	Granted annually	Granted annually
Performance Criteria	Absolute TSR and Relative TSR	Retention	Stock price appreciation
Vesting	Cliff vesting after three years	Cliff vesting after three years	Ratable vesting over three years
Payout	Upon vesting, shares are distributed based on performance certification (0% - 200%)	Upon vesting, shares are distributed	Upon vesting, options are available to exercise
Dividends	No dividends	Dividend equivalents accrued and paid in cash upon vesting	No dividends

We continued to grant long-term incentives in the form of (1) performance-based RSUs, (2) time-based RSUs, and (3) stock options in 2016 to emphasize our commitment to pay for performance, enable ownership in the Company, and ensure appropriate retention of our NEOs.

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Performance-based RSUs. Performance-based RSUs awarded are only earned if we attain specific TSR results. Since 2009, we have measured both relative TSR and absolute TSR as interdependent measures in determining the attainment level of our performance-based awards. This approach requires that we deliver a strong absolute TSR to our stockholders in addition to emphasizing the importance of achieving strong TSR performance relative to our comparator companies. Performance-based equity is a significant portion of our NEO compensation. The performance-based RSU matrix included in this section shows how the two metrics work together to generate a performance multiple.

A maximum payout is achieved only when we exceed our goals in absolute and relative terms.

Example 1: If our Relative TSR performance is below the median (i.e., 50 Percentile) of our comparator company group, we only deliver a payout if our Annualized Absolute TSR performance is at least 7.5 percent during the three-year period. At a 7.5 percent annualized TSR result, the payout would be between 0 percent to 50 percent of the original grant.

Example 2: Relative TSR performance near or at the top of our comparator group would be capped at 60 percent of the original grant if we fail to return at least an annualized 7.5 percent to our stockholders. This would result in each NEO receiving well below the targeted award despite high relative TSR compared to our peers.

2013 Performance-based RSUs Earned. The three-year performance cycle for our 2013 performance-based RSUs was completed at the end of 2015 and earned awards were distributed in in the first quarter of 2016 upon vesting and performance certification. The 2013-2015 performance did not meet the three-year performance target despite relative TSR performing in the second quartile relative to our comparator companies. Applying these results generated a distribution of just 3.5 percent of target performance result.

2014 Performance-based RSUs. The three-year performance cycle for our 2014 performance-based RSUs was completed at the end of 2016. Our relative TSR performance was below the median of our comparator company group, finishing in the third quartile. Because we did not deliver annualized absolute TSR performance of at least 7.5 percent, a payout was not earned and the awards were cancelled.

Of note, over the past eight performance periods ending in 2016, three of our performance-based RSU grants did not achieve the minimum threshold for payout and awards were cancelled. The 2013 award vesting in 2016 earned just 3.5 percent of the original number of RSUs awarded. Four of the awards earned above target performance results.

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Time-based RSUs. We grant time-based RSUs to retain executives and to facilitate stock ownership. The use of time-based RSUs is also consistent with the practices of our comparator group of companies. In 2012, we began accruing dividend equivalents on our time-based RSUs. Accrued dividend equivalents will only distribute upon vesting.

Stock Option Awards. For recipients, stock options have value only to the extent the price of our common stock is higher on the date the options are exercised than it was on the date the options were granted.

Grant Practices. The Committee typically approves our annual equity grant in February or early March of each year, shortly after the annual earnings release. The grant date for awards is on or after the date of such approval to ensure the market has time to absorb material information disclosed in the earnings release and reflect that information in the stock price. Our grant practices in 2016 were different than prior years due to the interim operating covenants of the Energy Transfer merger agreement which prevented us from granting equity in February. When the merger agreement was terminated in late June 2016, we moved forward with our annual equity grant in early August. We returned to our normal annual grant cycle in 2017. The grant date for off-cycle grants for individuals who are not NEOs, for reasons such as retention or new hires, is generally the first business day of the month following the approval of the grant. By using this consistent approach, we remove grant timing from the influence of the release of material information.

Stock Ownership Guidelines. Our program provides stock ownership guidelines for each of our NEOs and our Board of Directors as shown in the table below:

Position	Ownership Multiple	As a Multiple of	Holding / Retention Requirement
CEO	6x	Base Pay	50%, after taxes, until guidelines are met
NEO	3x	Base Pay	50%, after taxes, until guidelines are met
Board of Directors	5x	Annual Cash Retainer	60% until guidelines are met

The Committee annually reviews the guidelines for competitiveness and alignment with best practices and monitors the NEOs’ progress toward compliance. Only WMB shares owned outright and outstanding time-based RSUs count as owned for purposes of the program. Stock options and performance-based equity are not included as owned for purposes of the program. (It is important to note that the majority of NEO equity grants are in the form of performance-based RSUs and stock options.) NEOs must retain 50 percent of any vested equity awards, net of taxes, until their ownership guidelines are met. Board members must retain 60 percent of distributed vested equity awards until their ownership guidelines are met. At Williams, NEOs must hold at least 50 percent of any equity transaction if they have not met their ownership guideline regardless of their time in the role.

Benefits

Consistent with our philosophy to emphasize pay for performance, our NEOs receive very few perquisites or supplemental benefits. They are as follows:

•

Retirement Restoration Benefits. NEOs participate in our qualified retirement program on the same terms as our other employees. We offer a retirement restoration plan to maintain a proportional level of pension benefits to our NEOs as provided to other employees. The Internal Revenue Code of 1986, as amended (the Internal Revenue Code), limits qualified pension benefits based on an annual compensation limit. For 2016, the limit was $265,000. Any limitation in an NEO’s pension benefit in the tax-qualified pension plan due to this limit is made up for (subject to a cap) in the unfunded retirement restoration plan. Benefits for NEOs are not enhanced and are calculated using the same benefit formula as that used to calculate benefits for all employees in the qualified pension plan. The compensation included in the

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retirement restoration benefit is consistent with pay considered for all employees in the qualified pension plan. Equity compensation, including RSUs and stock options, is not considered. Additionally, we do not provide a nonqualified benefit related to our qualified 401(k) defined contribution retirement plan.

•

Financial Planning Allowance. We offer financial planning to provide expertise on current tax laws to assist NEOs with personal financial planning and preparations for contingencies such as death and disability. Covered services include estate planning, tax planning, tax return preparation, wealth accumulation planning, and other personal financial planning services. In addition, by working with a financial planner, NEOs gain a better understanding of and appreciation for the programs the Company provides, which helps to maximize the retention and engagement aspects of the dollars the Company spends on these programs.

•

Personal Use of Company Aircraft. The CEO is allowed, but not required, to use the Company’s private aircraft for personal travel. Our policy for all other executive officers is to discourage personal use of the aircraft, but the CEO retains discretion to permit its use when he deems appropriate, such as when the destination is not well served by commercial airlines, personal emergencies, and the aircraft is not being used for business purposes. To the extent that NEOs use the Company’s private aircraft for personal travel, imputed income will be applied to the NEO, in compliance with Internal Revenue Code requirements.

•

Executive Physicals. The Committee requires annual physicals for the NEOs. NEO physicals align with our wellness initiative as well as assist in mitigating risk. NEO physicals are intended to identify any health risks and medical conditions as early as possible in an effort to achieve more effective treatment and outcomes.

•

Event Center. We have a suite and club seats at certain event centers that were purchased for business purposes. If they are not being used for business purposes, we make them available to all employees, including our NEOs, as a form of reward and recognition. This is not a perquisite to our NEOs because it is available to all employees.

•

Spousal Travel. When it is deemed necessary or appropriate for spouses of employees to travel for Company business purposes, we provide a tax gross-up under our company-wide policy to cover the personal tax obligations associated with spousal travel for business purposes for all employees.

Additional Components of our Executive Compensation Program

In addition to establishing the pay elements described above, we have adopted a number of policies to further the goals of the executive compensation program, particularly with respect to strengthening the alignment of our NEOs’ interests with stockholder long-term interests.

Employment Agreements. We do not have employment agreements with our NEOs.

Termination and Severance Arrangements. In 2016, the Committee amended the existing Executive Severance Pay Plan to include senior executive officers, which includes NEOs other than the CEO, in order to define a consistent approach of treatment in the event of a severance event. Under the plan, NEOs are eligible to receive a discretionary payment 1.5 to 2.0 times the sum of the NEOs base salary and target annual bonus. The severance payment is discretionary and may range anywhere from zero to two times the sum of the NEOs base salary and target annual bonus. Considerations include the NEO’s term of employment, past accomplishments, reasons for separation from the Company, and competitive market practice. The NEO can elect coverage under the Company’s medical benefits plans for 18 months from the termination in the same manner and at the same cost as similarly situated active employees for up to the first 12 months. Outplacement services are provided up to a maximum

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amount of $25,000. A Form 8-K filed on February 20, 2017 disclosed that the Company entered into an arrangement with each NEO, other than the CEO who is not eligible for the plan, whereby if the NEO’s employment with the Company involuntarily terminates, other than for cause, on or prior to December 31, 2018, the NEO would receive a severance payment equal to two times the sum of the NEO’s base salary and target annual bonus.

Change in Control Agreements. Our change in control agreements, in conjunction with the NEOs’ equity award agreements, provide separation benefits for our NEOs. Our program includes a double trigger for benefits and equity vesting. This means there must be a Company change in control and the NEO must experience a qualifying termination of employment prior to receiving benefits under the agreement. This practice creates security for the NEOs but does not provide an incentive for the NEO to leave the Company. Our program is designed to encourage the NEOs to focus on the best interests of stockholders by alleviating their concerns about a possible detrimental impact to their compensation and benefits under a potential change in control, not to provide compensation advantages to NEOs for executing a transaction.

Our Committee reviews our change in control benefits annually to ensure they are consistent with competitive practice and aligned with our compensation philosophy. As part of the review, calculations are performed to determine the overall program cost to the Company if a change in control event were to occur and all covered NEOs were terminated as a result. An assessment of competitive norms, including the reasonableness of the elements of compensation received, is used to validate benefit levels for a change in control. We do not offer a tax gross-up provision in our change in control agreements but instead include a ‘best net’ provision providing our NEOs with the better of their after-tax benefit capped at the safe harbor amount or their benefit paid in full, subjecting them to possible excise tax payments. The Committee continues to believe that offering a change in control program is appropriate and critical to attracting and retaining executive talent and keeping them aligned with stockholder interests in the event of a change in control.

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The following chart details the benefits received if an NEO were to be terminated or resigned for a defined good reason following a change in control as well as an analysis of those benefits as it relates to the Company, stockholders, and the NEO. Please also see the “Change in Control Agreements” section following the CD&A for further discussion of our change in control program.

Change in Control Benefit	What does the benefit provide to the Company and stockholders?	What does the benefit provide to the NEO?
Multiple of 3x base pay plus annual cash incentive at target	Encourages NEOs to remain engaged and stay focused on successfully closing the transaction.	Financial security for the NEO equivalent to two or three-years of continued employment.
Accelerated vesting of stock awards	An incentive to stay during and after a change in control. If there is risk of forfeiture, NEOs may be less inclined to stay or to support the transaction.	The NEOs are kept whole if they have a separation from service following a change in control.
Up to 18 months of medical or health coverage through COBRA	This is a minimal cost to the Company that creates a competitive benefit.	Access to health coverage.
3x the previous year’s retirement restoration allocation	This is a minimal cost to the Company that creates a competitive benefit.	May allow those NEOs who are nearing retirement to receive a cash payment to make up for lost allocations due to a change in control.
Reimbursement of legal fees to enforce benefit	Keeps NEOs focused on the Company and not concerned about whether the acquiring company will honor commitments after a change in control.	Security during an unstable period of time.
Outplacement assistance	Keeps NEOs focused on supporting the transaction and less concerned about trying to secure another position.	Assists NEOs in finding a comparable executive position.
‘Best Net’ provision	Enables the change in control benefits to be delivered in as close a manner to the intended value of the benefits as possible.	Provides NEOs with the better of their after-tax benefit capped at the safe harbor amount or their benefit paid in full, which would subject them to possible excise tax payments.

Derivative Transactions. Our insider trading policy applies to transactions in positions or interests whose value is based on the performance or price of our common stock. Because of the inherent potential for abuse, Williams prohibits officers, directors, and certain key employees from entering into short sales or using equivalent derivative securities in connection with Williams’ or its affiliates’ securities. Williams also prohibits officers, directors and key employees from including Williams’ securities in a margin account or pledging Williams’ securities as collateral for a loan.

Mitigating Risk

Although no compensation-related risk was identified as a top risk, the approach to determine if there were adverse compensation risks was similar to the process detailed in the “Corporate Governance and Board Matters – Corporate Governance – Board Oversight of Williams’ Risk Management Process” section of this proxy statement. After this thorough review and analysis, it was determined we do not have material adverse compensation-related risks. Our compensation plans are effectively designed and functioning to reward positive

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performance and motivate NEOs and employees to behave in a manner consistent with our stockholder interests, business strategies and objectives, ethical standards, and prudent business practices, along with our Core Values & Beliefs which are the foundation on which we conduct business. Our Core Values & Beliefs can be found on our website at www.williams.com from the Our Company tab. In fact, many elements of our executive pay program serve to mitigate excessive risk taking. For example:

•

Target Pay Mix. The target pay mix weighting of long-term incentives, annual cash incentives, and base pay is consistent with comparator company practices and avoids placing too much value on any one element of compensation, particularly the annual cash incentive. The mix of our pay program is intended to motivate NEOs to consider the impact of decisions on stockholders in the long, intermediate, and short terms.

•	Annual Cash Incentive. Our annual cash incentive program does not allow for unlimited payouts. Calculated cash incentive payments for NEOs cannot exceed 245 percent of target levels.

•	Performance-based Awards.
–

Our annual cash incentive and long-term incentive programs include performance-based awards. The entire annual cash incentive award is measured against performance targets, while a significant portion of the long-term equity awards provided to NEOs is in the form of performance-based RSUs and stock options. Performance-based RSUs have no value unless we achieve pre-determined three-year performance target thresholds. Stock options will have no value unless the stock price increases from the date of grant.

–	To drive a long-term perspective, all RSU awards vest at the end of three years rather than vesting ratably on an annual basis.
–	NEOs’ incentive compensation performance is measured at the enterprise level rather than on a business unit level to ensure a focus on the overall success of the Company.

•

Stock Ownership Guidelines. As discussed in this CD&A, all NEOs, consistent with their responsibilities to stockholders, must hold an equity interest in the Company equal to a stated multiple of their base pay.

•

Recoupment Policy. In the event that financial results of the Company are restated due to fraud or intentional misconduct, the Board will review any performance-based incentive payments, including payments under the AIP and performance-based RSUs, paid to executive officers, who are found by the Board to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement and will, to the extent permitted by applicable law, seek recoupment from all executive officers of any amounts paid in excess of the amounts that would have been paid based on the restated financial results. In addition, the Company will take action to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 upon promulgation of final rules from the SEC.

•

Insider Trading Policy. Our insider trading policy prohibits NEOs and directors, directly or through family members or other persons or entities, from buying or selling Williams’ securities or engaging in any other action to take personal advantage of material nonpublic information. In addition, if during the course of working for the Company, the NEO or Director learn of material nonpublic information about a competitor or a company with which Williams or an affiliate of Williams does or anticipates doing business with, they may not trade in that company’s securities until the information becomes public or is no longer material.

Accounting and Tax Treatment. We consider the impact of accounting and tax treatment when designing all aspects of pay, but the primary driver of our program design is to support our business objectives. Stock options and performance-based RSUs are intended to satisfy the requirements for performance-based compensation as defined in Section 162(m) of the Internal Revenue Code and are therefore considered a tax deductible expense. Time-based RSUs do not qualify as performance-based and may not be fully deductible.

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The annual cash incentive program satisfies the requirements for performance-based compensation as defined in Section 162(m) of the Internal Revenue Code and is therefore a tax deductible expense. For payments under our annual cash incentive program to be considered performance-based compensation under Section 162(m), the Committee can only exercise negative discretion relative to actual performance when determining the amount to be paid. In order to ensure compliance with Section 162(m), the Committee has established a target in excess of the maximum individual payout allowed to NEOs under our annual cash incentive program. Reductions are made each year and are not a reflection of the performance of the NEOs but rather ensure flexibility with respect to paying based upon performance.

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Compensation and Management Development Committee Report on Executive Compensation

We have reviewed and discussed the foregoing CD&A with management. Based on our review and discussions with management, we recommend to the Board that the CD&A be included in this proxy statement.

By the members of the Committee of the Board as of March 8, 2017:

•	Janice D. Stoney, Chair
•	Stephen W. Bergstrom
•	Charles I. Cogut
•	Scott D. Sheffield
•	Murray D. Smith

The Committee Report on Executive Compensation is not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Williams under the Securities Act or the Exchange Act, except to the extent that Williams specifically incorporates such information by reference.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2016, Stephen W. Bergstrom, Joseph R. Cleveland, Kathleen B. Cooper, Frank T. MacInnis, Keith A. Meister, Steven W. Nance, Scott D. Sheffield, Murray D. Smith, Janice D. Stoney, and Laura A. Sugg served on the Compensation and Management Development Committee. None of these Committee members has ever been an officer or employee of the Company or any of our subsidiaries and none has an interlocking relationship requiring disclosure under applicable SEC rules.

Mr. Armstrong was appointed Chief Executive Officer of the general partner of Williams Partners on December 31, 2014 and is a member of our Board. Mr. Armstrong received no compensation from Williams Partners.

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Executive Compensation and Other Information

2016 Summary Compensation Table

The following table sets forth certain information with respect to the compensation of the NEOs earned during fiscal years 2016, 2015, and 2014.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Alan S. Armstrong President and Chief Executive Officer	2016	$1,120,000	$-	$5,268,249	$1,150,003	$1,890,000	$675,156	$24,036	$10,127,444
	2015	1,113,846	-	4,069,879	1,165,677	1,141,692	(575,545)	41,251	6,956,800
	2014	1,072,308	-	7,243,983	998,100	652,455	1,597,293	40,476	11,604,615
Donald R. Chappel SVP, Chief Financial Officer	2016	675,000	-	1,790,151	400,001	697,000	322,312	21,210	3,905,674
	2015	672,385	-	1,449,125	405,453	605,000	(258,872)	20,583	2,893,674
	2014	656,000	-	4,150,747	456,278	262,000	845,060	25,738	6,395,822
John D. Seldenrust SVP, Engineering Services	2016	475,000	-	1,342,640	300,003	950,000	181,060	17,748	3,266,451
	2015	431,391	-	1,143,167	94,204	710,000	55,779	22,139	2,456,679
	2014
Rory L. Miller SVP, Atlantic Gulf	2016	490,000	-	1,342,640	300,003	486,000	224,134	17,288	2,860,064
	2015	487,692	-	1,086,877	304,088	310,000	(201,730)	16,848	2,003,775
	2014	471,923	-	2,234,009	285,173	168,000	547,729	21,655	3,728,488
James E. Scheel SVP, Northeast G&P	2016	446,000	-	1,342,640	300,003	450,000	185,458	18,497	2,742,598
	2015
	2014	420,385	-	2,117,770	228,135	142,000	365,137	22,440	3,295,866

(1)

Stock Awards. Awards were granted under the terms of the 2007 Incentive Plan and include time-based and performance-based RSUs. Amounts shown are the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The assumptions used to value the stock awards can be found in our Annual Report on Form 10-K for the year-ended December 31, 2016. The 2014 stock awards values also include a leveraged RSU award granted on October 25, 2014. The leveraged RSU was a new type of grant for Williams and was not a part of the NEO annual equity awards in 2015 or 2016.

The potential maximum values of the performance-based RSUs, subject to changes in performance outcomes, are as follows:

2016 Performance-based RSU Maximum Potential
Alan S. Armstrong	$7,661,500
Donald R. Chappel	2,180,324
John D. Seldenrust	1,635,271
Rory L. Miler	1,635,271
James E. Scheel	1,635,271

(2)

Option Awards. Awards are granted under the terms of the 2007 Incentive Plan and include non-qualified stock options. Amounts shown are the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The assumptions used to value the option awards can be found in our Annual Report on Form 10-K for the year-ended December 31, 2016.

(3)

Non-Equity Incentive Plan. The maximum annual incentive pool funding for NEOs is 245 percent of target. Mr. Seldenrust’s 2015 and 2016 amounts include special engineering and construction incentive awards of $500,000 respectively. See “John Seldenrust Special Incentive Payment” above.

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(4)

Change in Pension Value and Nonqualified Deferred Compensation Earnings. The amount shown is the aggregate change from December 31, 2015 to December 31, 2016 in the actuarial present value of the accrued benefit under the qualified pension and non-qualified plan. The primary reason for the increase in the change in present value is a lower discount rate used to measure these benefits at the end of 2016. The underlying design of these programs did not change from 2015 to 2016. Please refer to the “Pension Benefits” table for further details of the present value of the accrued benefit.

(5)

All Other Compensation. Amounts shown represent payments made on behalf of the NEOs and include life insurance premiums, a 401(k) matching contribution, tax gross-ups on the imputed income related to spousal travel for business purposes and perquisites (if applicable). Perquisites may include financial planning services, mandated annual physical exams and personal use of the Company aircraft. If the NEO used the Company aircraft, the incremental cost method is used to calculate the value of the personal use of the Company aircraft. The incremental cost calculation includes such items as fuel, maintenance, weather and airport services, pilot meals, pilot overnight expenses, aircraft telephone, and catering. Details of perquisites are not included because the individual aggregate amounts do not exceed $10,000. Amounts do not include arrangements that are generally available to our employees and do not discriminate in scope, terms or operations in favor of our NEOs, such as relocation, medical, dental, and disability programs.

Notable Items

The Committee considers the compensation of CEOs from similarly-sized comparator companies when setting Mr. Armstrong’s pay. It is the competitive norm for CEOs to be paid more than other NEOs. In addition, the Committee believes the difference in pay between the CEO and other NEOs is consistent with our compensation philosophy (summarized in the CD&A), which considers the external market and internal value of each job to the Company along with the incumbent’s experience and performance of the job in setting pay. The CEO’s job is different from the other NEOs because the CEO has ultimate responsibility for performance results and is accountable to the Board and stockholders. Consequently, the Committee believes it is appropriate for the CEO’s pay to be higher.

Mr. Chappel’s base pay, annual cash incentive target and long-term incentive amounts for 2016 are higher than other NEOs (other than the CEO) because of the impact of his role and market data. Because Mr. Chappel directly interfaces with stockholders and has greater accountability to stockholders, his pay is greater than that of the other NEOs, excluding the CEO.

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Grants of Plan Based Awards

The following table sets forth certain information with respect to the grant of stock options, RSUs and awards payable under the Company’s annual cash incentive plan during the last fiscal year to the NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Armstrong	8/4/2016	$-	$1,400,000	$3,430,000					145,570	$24.98	$1,150,003
	8/4/2016				-	137,500	275,000				3,830,750
	8/4/2016							57,546			1,437,499
Chappel	8/4/2016	-	506,250	1,240,313					50,633	24.98	400,001
	8/4/2016				-	39,130	78,260				1,090,162
	8/4/2016							28,022			699,990
Seldenrust	8/4/2016	-	332,500	814,625					37,975	24.98	300,003
	8/4/2016				-	29,348	58,696				817,635
	8/4/2016							21,017			525,005
Miller	8/4/2016	-	343,000	840,350					37,975	24.98	300,003
	8/4/2016				-	29,348	58,696				817,635
	8/4/2016							21,017			525,005
Scheel	8/4/2016	-	312,200	764,890					37,975	24.98	300,003
	8/4/2016				-	29,348	58,696				817,635
	8/4/2016							21,017			525,005

Note: Information provided is as of the close of market on December 31, 2016.

(1)	Non-Equity Incentive Awards. Awards from the 2016 AIP are shown.
•	Threshold: At threshold, the 2016 AIP awards are zero
•	Target: The amount shown is based upon a business performance attainment of 100 percent.
•	Maximum: The maximum amount the NEOs can receive is 245 percent of their AIP target.
(2)

Represents performance-based RSUs granted on August 4, 2016 under the 2007 Incentive Plan. Performance-based RSUs can be earned over a three year period only if the established performance target is met and the NEO is employed on the certification date, subject to certain exceptions such as the executive’s death, disability or retirement. Under any circumstances, these shares will be distributed no earlier than the third anniversary of the grant other than due to a termination upon a change in control. If performance plan goals are exceeded, the NEO can receive up to 200 percent of target. If plan threshold goals are not met, the NEO’s awards are cancelled in their entirety.

(3)

Represents time-based RSUs granted under the 2007 Incentive Plan. Time-based units vest approximately 30 months from the grant date of August 4, 2016 on February 22, 2019. Time-based RSUs normally have a 36 month vesting term. This grant practice was adjusted with the August 2016 award because the ETE merger agreement prohibited us from granting equity awards during our normal February cycle. By applying a 30 month vesting period to our August award, we were able to maintain our traditional annual vesting cycle of February each year. (See “Grant Practices” above.)

(4)

Represents stock options granted under the 2007 Incentive Plan. Stock options granted in 2016 become exercisable in three equal annual installments. One-third of the options vested on February 22, 2017, another one-third will vest on February 22, 2018, with the final one-third vesting on February 22, 2019. Once vested, stock options are exercisable for a period of ten years from the grant date.

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Outstanding Equity Awards

The following table sets forth certain information with respect to the outstanding equity awards held by the NEOs at the end of 2016.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units of Stock or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5)
Armstrong	8/4/2016 (1)	-	145,570		$24.98	8/4/2026	8/4/2016 (2)			57,546	$1,791,982
	2/23/2015 (1)	51,059	102,118		49.15	2/23/2025	8/4/2016 (3)			137,500	4,281,750
	2/24/2014 (1)	88,720	44,360		41.77	2/24/2024	2/23/2015 (2)			29,247	910,752
	2/25/2013	147,545	-		33.57	2/25/2023	2/23/2015 (3)			75,061	2,337,400
	2/27/2012	159,681	-		29.11	2/27/2022	10/25/2014 (4)			56,807	1,768,970
	2/24/2011	72,486	-		24.21	2/24/2021	2/24/2014 (2)			31,422	978,481
	2/23/2010	60,646	-		17.28	2/23/2020	2/24/2014 (3)			78,041	2,430,197
	2/23/2009	108,587	-		8.85	2/23/2019
	2/25/2008	37,420	-		29.72	2/25/2018
	2/26/2007	41,660	-		23.04	2/26/2017
Chappel	8/4/2016 (1)	-	50,633		24.98	8/4/2026	8/4/2016 (2)			28,022	872,605
	2/23/2015 (1)	17,759	35,520		49.15	2/23/2025	8/4/2016 (3)			39,130	1,218,508
	2/24/2014 (1)	40,558	20,279		41.77	2/24/2024	2/23/2015 (2)			14,242	443,496
	2/25/2013	74,549	-		33.57	2/25/2023	2/23/2015 (3)			21,361	665,182
	2/27/2012	95,808	-		29.11	2/27/2022	10/25/2014 (4)			39,765	1,238,282
	2/24/2011	60,887	-		24.21	2/24/2021	2/24/2014 (2)			20,110	626,225
	2/23/2010	71,348	-		17.28	2/23/2020	2/24/2014 (3)			29,189	908,945
	2/23/2009	135,733	-		8.85	2/23/2019
	2/25/2008	62,367	-		29.72	2/25/2018
	2/26/2007	59,515	-		23.04	2/26/2017
Seldenrust	8/4/2016 (1)	-	37,975		24.98	8/4/2026	8/4/2016 (2)			21,017	654,469
	2/23/2015 (1)	4,126	8,253		49.15	2/23/2025	8/4/2016 (3)			29,348	913,897
							6/1/2015 (2)			15,589	485,441
							2/23/2015 (2)			3,782	117,771
							2/23/2015 (3)			4,484	139,632
							10/25/2014 (4)			14,202	442,250
Miller	8/4/2016 (1)	-	37,975		24.98	8/4/2026	8/4/2016 (2)			21,017	654,469
	2/23/2015 (1)	13,319	26,640		49.15	2/23/2025	8/4/2016 (3)			29,348	913,897
	2/24/2014 (1)	25,348	12,675		41.77	2/24/2024	2/23/2015 (2)			10,682	332,637
	2/25/2013	40,381	-		33.57	2/25/2023	2/23/2015 (3)			16,021	498,894
	2/27/2012	59,082	-		29.11	2/27/2022	10/25/2014 (4)			18,746	583,750
	2/24/2011	36,243	-		24.21	2/24/2021	2/24/2014 (2)			12,569	391,399
							2/24/2014 (3)			18,243	568,087
Scheel	8/4/2016 (1)	-	37,975		24.98	8/4/2026	8/4/2016 (2)			21,017	654,469
	2/23/2015 (1)	12,431	24,864		49.15	2/23/2025	8/4/2016 (3)			29,348	913,897
	2/24/2014 (1)	20,278	10,140		41.77	2/24/2024	2/23/2015 (2)			9,969	310,435
	2/25/2013	43,487	-		33.57	2/25/2023	2/23/2015 (3)			14,953	465,636
	2/27/2012	59,880	-		29.11	2/27/2022	10/25/2014 (4)			18,746	583,750
							2/24/2014 (2)			10,055	313,113
							2/24/2014 (3)			14,595	454,488

Note: Information provided is as of the close of market on December 31, 2016.

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Stock Options

(1)	The following table reflects the vesting schedules for associated stock option grant dates for awards that were not 100 percent vested as of December 31, 2016.

Grant Date	Vesting Dates
8/4/2016	2/22/2017, 2/22/2018, 2/22/2019
2/23/2015	2/23/2016, 2/23/2017, 2/23/2018
2/24/2014	2/24/2015, 2/24/2016, 2/24/2017

Stock Awards

(2)	The following table reflects the vesting dates for associated time-based RSU award grant dates:

Grant Date	Vesting Dates
8/4/2016	2/22/2019
2/23/2015	2/23/2018
2/24/2014	2/24/2017

The August 4, 2016 award vests approximately 30 months from the grant date on February 22, 2019. Time-based RSUs normally have a 36 month vesting term. This grant practice was adjusted with the August 2016 award because the ETE merger agreement prohibited us from granting equity awards during our normal February cycle. By applying a 30 month vesting period to our August award, we were able to maintain our traditional annual vesting cycle of February each year. (See “Grant Practices” above.)

Mr. Seldenrust’s June 1, 2015 time-based RSU award will fully vest in three years on June 1, 2018.

(3)

All performance-based RSUs are subject to attainment of performance targets established by the Committee. These awards will vest no earlier than three years from the date of grant with the exception of the August 4, 2016 award. The August 2016 award vests approximately 30 months from the grant date on February 22, 2019. Performance-based RSUs normally have a 36 month vesting term. This grant practice was adjusted with the August 2016 award because the ETE merger agreement prohibited us from granting equity awards during our normal February cycle. By applying a 30 month vesting period to our August award, we were able to maintain our traditional annual vesting cycle of February each year. (See “Grant Practices” above.) The awards included on the table are outstanding as of December 31, 2016.

(4)

All leveraged RSUs are subject to attainment of performance targets established by the Committee. The awards are scheduled to vest on October 25, 2017. Any earned units are scheduled to distribute in one-third increments on October 25, 2017, October 25, 2018 and October 25, 2019. With the exception of certain termination provisions, the annualized absolute TSR during the three-year performance period must be at least seven percent to result in a distribution with the target established at 12 percent. The distribution level is also impacted by relative TSR performance. If the absolute TSR metric is achieved, then the actual number of units earned will vary depending on if the relative TSR performance meets or exceeds the median of our comparator group of companies as compared to if the relative TSR falls below the median of our comparator group of companies.

(5)	Values are based on a closing stock price of $31.14 on December 31, 2016.

The following table sets forth certain information with respect to the outstanding Williams Partners equity awards held by the NEOs at the end of 2016.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units of Stock or Other Rights That Have Not Vested (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Armstrong
Chappel
Seldenrust							7/16/2014			53,998	$2,053,544
Miller
Scheel

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Note: Information provided is as of the close of market on December 31, 2016.

(1)

The time-based Williams Partners RSU awards granted to Mr. Seldenrust on July 16, 2014 are on a four-year graded vesting schedule. The first 18.75 percent vested on July 16, 2016, the second 18.75 percent will vest on July 16, 2017, with the final 62.50 percent vesting on July 16, 2018. These awards were adjusted on February 2, 2015 as part of the Williams Partners and ACMP merger by a ratio of 1.06152 Williams Partners shares for every one ACMP share. The final values on the table above reflect the awards after the adjustment was applied.

(2)	Values are based on a closing Williams Partners stock price of $38.03 on December 31, 2016.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to options exercised by the NEO and stock that vested during fiscal year 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Alan S. Armstrong	-	-	38,497	$617,107
Donald R. Chappel	-	-	26,314	421,813
John D. Seldenrust (1)	-	-	12,462	458,726
Rory L. Miller	-	-	14,254	228,492
James E. Scheel	-	-	15,350	246,060
(1)	John Seldenrust’s 2016 stock award value realized came from the first tranche of his outstanding July 2014 WPZ award.

Retirement Plan

The retirement plan for the Company’s executives consists of two plans: the pension plan and the retirement restoration plan as described below. Together these plans generally provide the same level of benefits to our executives as the pension plan provides to all other employees of the Company. The retirement restoration plan was implemented to address the annual compensation limit of the Internal Revenue Code.

Pension Plan

Our executives who have completed one-year of service participate in our pension plan on the same terms as our other employees. Our pension plan is a noncontributory, tax qualified defined benefit plan (with a cash balance design) subject to the Employee Retirement Income Security Act of 1974, as amended.

Each year, participants earn compensation credits that are posted to their cash balance account. The annual compensation credits are equal to the sum of a percentage of eligible pay (base pay and certain bonuses) and a percentage of eligible pay greater than the social security wage base. The percentage credited is based upon the participant’s age as shown in the following table:

Age	Percentage of Eligible Pay		Percent of Eligible Pay Greater than the Social Security Wage Base
Less than 30	4.5%	+	From 1% to 1.2%
30-39	6%	+	2%
40-49	8%	+	3%
50 or over	10%	+	5%

For participants who were active employees and participants under the plan on March 31, 1998, and April 1, 1998, the percentage of eligible pay is increased by 0.3 percent multiplied by the participant’s total years of benefit service earned as of March 31, 1998.

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In addition, interest is credited to account balances quarterly at a rate determined annually in accordance with the terms of the plan.

The monthly annuity available to those who take normal retirement is based on the participant’s account balance as of the date of retirement. Normal retirement age is 65. Early retirement eligibility begins at age 55. At retirement, participants may choose to receive a single-life annuity (for single participants) or a qualified joint and survivor annuity (for married participants) or they may choose one of several other forms of payment having an actuarial value equal to that of the relevant annuity.

Retirement Restoration Plan

The Internal Revenue Code limits pension benefits, based on the annual compensation limit, which can be accrued in tax-qualified defined benefit plans, such as our pension plan. The annual compensation limit in 2016 was $265,000. Any reduction in an executive’s pension benefit accrual due to these limits will be compensated, subject to a cap, under an unfunded top hat plan—our retirement restoration plan.

The elements of compensation that are included in applying the payment and benefit formula for the retirement restoration plan are the same elements that are used, except for application of a cap, in the base pension plan for all employees. The elements of pay included in that definition are total base pay, including any overtime, base pay-reduction amounts, and cash bonus awards, if paid (unless specifically excluded under a written bonus or incentive-pay arrangement). Specifically excluded from the definition are severance pay, cost-of-living pay, housing pay, relocation pay (including mortgage interest differential), taxable and non-taxable fringe benefits, and all other extraordinary pay, including any amounts received from equity compensation awards.

With respect to bonuses, annual cash incentives are considered in determining eligible pay under the pension plan. Long-term equity compensation incentives are not considered.

Pension Benefits

The following table sets forth certain information with respect to the actuarial present value of the accrued benefit as of December 31, 2016 under the qualified pension plan and retirement restoration plan. All NEOs are fully vested in the benefits.

Name	Plan Name	Number of Years Credited Services	Present Value of Accrued Benefit (1)	Payments During Last Fiscal Year
Alan S. Armstrong	Pension Plan	31	$802,444	-
	Retirement Restoration Plan	31	3,447,990	-
Donald R. Chappel (2)	Pension Plan	14	514,518	-
	Retirement Restoration Plan	14	2,597,686	-
John D. Seldenrust (3)	Pension Plan	13	65,174	-
	Retirement Restoration Plan	13	171,665	-
Rory L. Miller (2)	Pension Plan	27	760,475	-
	Retirement Restoration Plan	27	793,933	-
James E. Scheel	Pension Plan	28	671,967	-
	Retirement Restoration Plan	28	354,114	-

(1)

The primary actuarial assumptions used to determine the present values include an annual interest credit to normal retirement age equal to 4.25 percent and a discount rate equal to 4.24 percent for the pension plan and discount rate equal to 3.78 percent for the retirement restoration plan.

(2)	Mr. Chappel and Mr. Miller are the only NEOs eligible to retire as of December 31, 2016.
(3)	Mr. Seldenrust is vested in plan benefits due to recognition of previous service with an acquired entity.

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Nonqualified Deferred Compensation

We do not provide other nonqualified deferred compensation for any of our NEOs or other employees.

Change in Control Agreements

We have entered into change in control agreements with each of our NEOs to facilitate continuity of management if there is a change in control of the Company.

If during the term of a change in control agreement, a “change in control” occurs and (i) the employment of any NEO is terminated other than for “cause,” “disability,” death, or a “disqualifying disaggregation”, or (ii) an NEO resigns for “good reason,” such NEO is entitled to the following:

•	Within ten business days after the termination date:

–	Accrued but unpaid base salary, accrued earned but unpaid cash incentive, accrued but unpaid paid time off, and any other amounts or benefits due but not paid (lump sum payment).

•	On the first business day following six months after the termination date:

–	Prorated annual cash incentive for the year of separation through the termination date (lump sum payment);
–

A severance amount equal to three times the sum of his/her base salary and annual cash incentive amount for executive officers, as of the termination date (lump sum payment). The annual cash incentive amount is equal to his/her target percentage multiplied by his/her base salary in effect at the termination date as if performance goals were achieved at 100 percent;

–	An amount equal to three times for executive officers, the total allocations made by Williams for the NEO in the preceding calendar year under our retirement restoration plan (lump sum payment);
–	An amount equal to the sum of the value of the unvested portion of the NEO’s accounts or accrued benefits under the Company’s 401(k) plan that would have otherwise been forfeited (lump sum payment);

•

Continued participation in the Company’s medical benefit plans for so long as the NEO elects coverage or 18 months from the termination, whichever is less, in the same manner and at the same cost as similarly situated active employees;

•	All restrictions on stock options held by the NEO will lapse, and the options will vest and become immediately exercisable;

•	All RSUs will vest and will be paid out only in accordance with the terms of the respective award agreements;

•	Continued participation in the Company’s directors’ and officers’ liability insurance for six-years or any longer known applicable statute of limitations period;

•	Indemnification as set forth under the Company’s By-laws; and

•	Outplacement benefits for six months at a cost not exceeding $25,000 for NEOs.

We provide a ‘best net’ provision providing our NEOs with the better of their after-tax benefit capped at the safe harbor amount or their benefit paid in full, subjecting them to possible excise tax payments. If an NEO’s employment is terminated for “cause” during the period beginning upon a change of control and continuing for two-years or until the termination of the agreement, whichever happens first, the NEO is entitled to accrued but unpaid base salary, accrued earned but unpaid cash incentive, accrued but unpaid paid time off, and any other amounts or benefits due but not paid (lump sum payment).

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The agreements with our NEOs use the following definitions:

“Cause” means an NEO’s:

•	Conviction of or a plea of nolo contendere to a felony or a crime involving fraud, dishonesty or moral turpitude;

•	Willful or reckless material misconduct in the performance of his/her duties that has an adverse effect on Williams or any of its subsidiaries or affiliates;

•	Willful or reckless violation or disregard of the code of business conduct of Williams or the policies of Williams or its subsidiaries; or

•	Habitual or gross neglect of his/her duties.

Cause generally does not include bad judgment or negligence (other than habitual neglect or gross negligence); acts or omissions made in good faith after reasonable investigation by the NEO or acts or omissions with respect to which the Board could determine that the NEO had satisfied the standards of conduct for indemnification or reimbursement under the Company’s By-laws, indemnification agreement, or applicable law; or failure (despite good faith efforts) to meet performance goals, objectives, or measures for a period beginning upon a change of control and continuing for two years or until the termination of the agreement, whichever happens first. An NEO’s act or failure to act (except as relates to a conviction or plea of nolo contendere described above), when done in good faith and with a reasonable belief after reasonable investigation that such action or non-action was in the best interest of Williams or its affiliate or required by law shall not be Cause if the NEO cures the action or non-action within ten days of notice. Furthermore, no act or failure to act will be Cause if the NEO acted under the advice of Williams’ counsel or as required by the legal process.

“Change in control” means:

•

Any person or group (other than an affiliate of Williams or an employee benefit plan sponsored by Williams or its affiliates) becomes a beneficial owner, as such term is defined under the Exchange Act, of 20 percent or more of the Company’s common stock or 20 percent or more of the combined voting power of all securities entitled to vote generally in the election of directors (Voting Securities), unless such person owned both more than 75 percent of common stock and Voting Securities, directly or indirectly, in substantially the same proportion immediately before such acquisition;

•

The Williams directors as of a date of the agreement (Incumbent Directors) and directors approved after that date by at least two-thirds of the Incumbent Directors cease to constitute a majority of the directors of Williams;

•

Consummation of any merger, reorganization, recapitalization consolidation, or similar transaction (Reorganization Transaction), other than a Reorganization Transaction that results in the person who was the direct or indirect owner of outstanding common stock and Voting Securities of the Company prior to the transaction becoming, immediately after the transaction, the owner of at least 65 percent of the then outstanding common stock and Voting Securities representing 65 percent of the combined voting power of the then outstanding Voting Securities of the surviving corporation in substantially the same respective proportion as that person’s ownership immediately before such Reorganization Transaction; or

•

Approval by the stockholders of Williams of the sale or other disposition of all or substantially all of the consolidated assets of Williams or the complete liquidation of Williams other than a transaction that would result in (i) a related party owning more than 50 percent of the assets that were owned by Williams immediately prior to the transaction or (ii) the persons who were the direct or indirect owners of outstanding Williams common stock and Voting Securities prior to the transaction continuing to own, directly or indirectly, 50 percent or more of the assets that were owned by Williams immediately prior to the transaction.

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A change in control will not occur if:

•	The NEO agrees in writing prior to an event that such an event will not be a change in control; or

•

The Board determines that a liquidation, sale or other disposition approved by the stockholders, as described in the fourth bullet above, will not occur, except to the extent termination occurred prior to such determination.

“Disability” means a physical or mental infirmity that impairs the NEO’s ability to substantially perform his/her duties for 12 months or more and for which he is receiving income replacement benefits from a Company plan for not less than three months.

“Disqualifying disaggregation” means:

•	The termination of an NEO from Williams or an affiliate’s employment before a change in control for any reason; or

•

The termination of an NEO’s employment by a successor (during the period beginning upon a change of control and continuing for two-years or until the termination of the agreement, whichever happens first), if the NEO is employed in substantially the same position and the successor has assumed the Williams change in control agreement.

“Good reason” means, generally, a material adverse change in the NEO’s title, position, or responsibilities, a reduction in the NEO’s base salary, a reduction in the NEO’s annual bonus, required relocation, a material reduction in the level of aggregate compensation or benefits not applicable to Company peers, a successor company’s failure to honor the agreement, or the failure of the Board to provide written notice of the act or omission constituting “cause.”

Termination Scenarios

The following table sets forth circumstances that provide for payments to the NEOs following or in connection with a change in control of the Company or an NEO’s termination of employment for cause, upon retirement, upon death and disability, or not for cause. NEOs are generally eligible to retire at the earlier of age 55 and completion of three years of service or age 65.

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All values are based on a hypothetical termination date of December 31, 2016 and a WMB closing stock price of $31.14 on such date. Additionally, Mr. Seldenrust is the only NEO who also has outstanding Williams Partners shares. The closing stock price of Williams Partners on December 31, 2016 was $38.03. The values shown are intended to provide reasonable estimates of the potential benefits the NEOs would receive upon termination. The values are based on various assumptions and may not represent the actual amount an NEO would receive. In addition to the amounts disclosed in the following table, a departing NEO would retain the amounts he/she has earned over the course of his/her employment prior to the termination event, including accrued retirement benefits and previously vested stock options and restricted stock units.

Name	Payment	For Cause (1)	Retirement (2)	Death & Disability (3)	Not for Cause (4)	CIC (5)
Armstrong	Stock options	$—	$—	$896,711	$—	$896,711
	Stock awards	—	—	9,781,200	9,781,200	15,101,614
	AIP	—	—	1,400,000	1,400,000	1,400,000
	Cash Severance	—	—	—	—	7,560,000
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	28,488
	Retirement Restoration Plan Enhancement	—	—	—	—	1,109,410
	‘Best Net’ Provision	—	—	—	—	—
	Total	—	—	12,077,911	11,181,200	26,121,223
Chappel	Stock options	—	311,899	311,899	311,899	311,899
	Stock awards	—	3,588,536	4,591,459	4,591,459	6,352,587
	AIP	—	506,250	506,250	506,250	506,250
	Cash Severance	—	—	—	2,362,500	3,543,750
	Outplacement	—	—	—	25,000	25,000
	Health & Welfare	—	—	—	13,165	19,748
	Retirement Restoration Plan Enhancement	—	—	—	—	456,750
	‘Best Net’ Provision	—	—	—	—	—
	Total	—	4,406,685	5,409,608	7,810,273	11,215,984
Seldenrust	Stock options	—	—	233,926	—	233,926
	Stock awards (6)	—	—	4,384,919	4,384,919	5,372,662
	AIP	—	—	332,500	332,500	332,500
	Cash Severance	—	—	—	1,615,000	2,422,500
	Outplacement	—	—	—	25,000	25,000
	Health & Welfare	—	—	—	17,784	26,675
	Retirement Restoration Plan Enhancement	—	—	—	—	414,000
	E&C Special Incentive	—	—	250,000	250,000	500,000
	‘Best Net’ Provision	—	—	—	—	(1,057,710)
	Total	—	—	5,201,345	6,625,203	8,269,553
Miller	Stock options	—	233,926	233,926	233,926	233,926
	Stock awards	—	2,209,065	2,956,064	2,956,064	4,160,277
	AIP	—	343,000	343,000	343,000	343,000
	Cash Severance	—	—	—	1,666,000	2,499,000
	Outplacement	—	—	—	25,000	25,000
	Health & Welfare	—	—	—	18,992	28,488
	Retirement Restoration Plan Enhancement	—	—	—	—	280,589
	‘Best Net’ Provision	—	—	—	—	—
	Total	—	2,785,991	3,532,990	5,242,982	7,570,280
Scheel	Stock options	—	—	233,926	—	233,926
	Stock awards	—	—	2,709,684	2,709,684	3,894,683
	AIP	—	—	312,200	312,200	312,200
	Cash Severance	—	—	—	1,516,400	2,274,600
	Outplacement	—	—	—	25,000	190,000
	Health & Welfare	—	—	—	17,784	26,675
	Retirement Restoration Plan Enhancement	—	—	—	—	231,697
	‘Best Net’ Provision	—	—	—	—	(1,485,321)
	Total	—	—	3,255,810	4,581,068	5,678,460

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(1)	If an NEO is terminated for cause or leaves the company voluntarily, no additional benefits will be received.
(2)

Mr. Chappel and Mr. Miller are the only NEOs eligible to retire as of December 31, 2016. If an NEO retires, then the annual cash incentive for the year of separation is pro-rated to the retirement date and is paid when all active employees’ annual cash incentives are paid after the company performance is certified. All unvested stock options will fully accelerate. A pro-rated portion of the unvested time-based RSUs will accelerate and a pro-rated portion of any performance-based and leveraged RSUs will vest on the original vesting date if the Committee certifies that the performance measures were met. The AIP award estimates, as of December 31, 2016, are shown at target.

(3)

If an NEO dies or becomes disabled, then the annual cash incentive for the year of separation is pro-rated through the separation or leave date and is paid when all active employees’ annual cash incentives are paid after the company performance is certified. All unvested stock options will fully accelerate. All unvested time-based RSUs will fully accelerate, and a pro-rated portion of any performance-based and leveraged RSUs will vest if the Committee certifies that the performance measures were met. The AIP award estimates, as of December 31, 2016, are shown at target.

(4)

For an NEO who is involuntarily terminated and who receives severance or for an NEO whose termination is due to the sale of a business or outsourcing any portion of a business and for whom no comparable internal offer of employment is made, all unvested time-based RSUs will fully accelerate and a pro-rated portion of any performance-based and leveraged RSUs will vest if the Committee certifies that the performance measures were met. However all unvested stock options cancel. If this separation occurs during the last quarter of the fiscal year, the AIP for the year of separation is pro-rated through the separation or leave date and is paid when all active employees’ AIP awards are paid after the company performance is certified. The AIP award estimates, as of December 31, 2016, are shown at target.

(5)	See “Change in Control Agreements” section.
(6)	Includes outstanding Williams Partners shares.

Please note that we make no assumptions as to the achievement of performance goals as it relates to the performance-based RSUs. If an award is covered by Section 409A of the Internal Revenue Code, lump sum payments and distributions occurring from these events will occur six months after the triggering event to the extent required by the Internal Revenue Code and our award agreements.

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Compensation of Directors

Only non-employee directors receive director fees. In 2016, the Company paid non-employee directors:

•	$110,000 annual retainer paid in quarterly cash payments
•

$140,000 annual equity retainer in the form of RSUs which will vest after one-year and are subject to 60 percent retention until the director meets the five-times annual retainer stock ownership guidelines

•

$20,000 annual retainer paid in quarterly cash payments for Committee Chairs (Audit, Compensation and Management Development, Finance, Nominating and Governance, and Safety (now known as Environmental, Health and Safety))

•

$200,000 annual retainer paid in quarterly cash payments for the Strategic Review Administrative Committee Chair and $100,000 annual retainer paid in quarterly cash payments for members of the Strategic Review Administrative Committee;

•

$190,000 annual retainer paid in quarterly cash payments and $160,000 annual equity retainer in the form of RSUs which will vest after one-year and are subject to 60 percent retention as noted above for the non-employee Chairman of the Board

A special Strategic Review Administrative Committee was established on June 20, 2015 to assist with the strategic alternatives process, and subsequently dissolved in 2016.

The annual cash retainers paid to the non-employee directors are made through quarterly cash payments. Through The Williams Companies, Inc. Amended and Restated 2007 Incentive Plan, the annual equity retainer vests after one year and is subject to 60 percent retention if the non-employee director has not satisfied the stock ownership guidelines as approved by the Committee. Paying dividend equivalents on annual non-employee director equity grants was also approved in 2012. Dividend equivalents will be paid in the form of cash after the one-year vesting term. Beginning in 2013, non-employee directors have the option to defer their annual equity grants until retirement. If the director elects not to defer, shares will be distributed at the scheduled vesting date and dividends will be paid in the form of cash. If the director elects to defer vested shares until retirement, the dividends will be reinvested until such date.

Non-employee directors generally receive their compensation on the date of the annual stockholders meeting. The following table shows how compensation is paid to individuals who become non-employee directors after the annual meeting. In this case, the equity retainer would be paid the first of the month following appointment and the cash retainers will be paid on the scheduled quarterly payment dates.

An individual who became a non-employee director...	...but before...	...will receive...
after the annual meeting	August 1	full compensation
on or after August 1	the next annual meeting	pro-rated compensation

Non-employee directors are reimbursed for expenses (including costs of travel, food, and lodging) incurred in attending Board, committee, and stockholder meetings. Directors are also reimbursed for reasonable expenses associated with other business activities, including participation in director education programs. In addition, Williams pays premiums on directors’ and officers’ liability insurance policies.

Like all Williams employees, directors are eligible to participate in the Williams Matching Grant Program for eligible charitable organizations and the United Way Program. The maximum matching contribution in any calendar year is $10,000 for a participant in the Matching Grant Program and $25,000 for a participant in the United Way Program. No match is made to the United Way under the Matching Grant Program unless the giving relates to a natural disaster or is applied to the funding of a capital campaign at a United Way funded agency.

In February 2014, we entered into an agreement with Corvex Management LP, Mr. Keith Meister, Soroban Master Fund LP, Soroban Capital Partners LP, Soroban Capital GP LLC, and Mr. Eric W. Mandelblatt, pursuant to which

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Messrs. Mandelblatt and Meister were appointed to our Board. Under the terms of the agreement, Mr. Mandelblatt and Mr. Meister did not receive any form of cash or equity compensation, for their service on our Board.

Director Compensation for Fiscal Year 2016

The compensation earned by each director for 2016 service is outlined in the following table:

Name	Fees Earned or Paid in Cash (1)	Fees Earned or Paid in Stock (2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
Stephen W. Bergstrom	$69,167	$116,654	$-	$-	$-	$-	$185,820
Stephen I. Chazen	55,000	105,000	-	-	-	-	160,000
Joseph R. Cleveland	82,500	139,988	-	-	-	3,157	225,645
Charles I. Cogut (4)	-	-	-	-	-	-	-
Kathleen B. Cooper	225,000	300,010	-	-	-	11,553	536,563
Michael A. Creel (4)	-	-	-	-	-	-	-
John A. Hagg	82,500	139,988	-	-	-	4,031	226,519
Juanita H. Hinshaw	97,500	139,988	-	-	-	3,633	241,121
Ralph Izzo	55,000	-	-	-	-	-	55,000
Frank T. MacInnis	160,000	-	-	-	-	10,000	170,000
Eric W. Mandelblatt (5)	-	-	-	-	-	-	-
Keith A. Meister (5)	-	-	-	-	-	-	-
Steven W. Nance (6)	115,000	-	-	-	-	6,000	121,000
Peter A. Ragauss	55,000	105,000	-	-	-	-	160,000
Scott D. Sheffield	64,167	116,654	-	-	-	-	180,820
Murray D. Smith	115,000	139,988	-	-	-	91	255,079
William H. Spence	64,167	116,654	-	-	-	-	180,820
Janice D. Stoney (6)	180,000	139,988	-	-	-	12,274	332,262
Laura A. Sugg (6)	155,000	-	-	-	-	-	155,000

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(1)	The fees paid in cash are itemized in the following chart.

	Cash Retainers
Name	Annual Cash Retainer Including Service on Two Committees	Audit Committee Chair Retainer	Compensation & Management Development Committee Chair Retainer	Nominating & Governance Committee Chair Retainer	Finance Committee Chair Retainer	Safety Committee Chair Retainer (7)	Special Strategic Alternatives Review Committee Retainer	Non- employee Chairman of the Board Retainer	Total
Bergstrom	$64,167	$-	$-	$5,000	$-	$-	$-	$-	$69,167
Chazen	55,000	-	-	-	-	-	-	-	55,000
Cleveland	82,500	-	-	-	-	-	-	-	82,500
Cogut	-	-	-	-	-	-	-	-	-
Cooper	110,000	20,000	-	-	-	-	-	95,000	225,000
Creel	-	-	-	-	-	-	-	-	-
Hagg	82,500	-	-	-	-	-	-	-	82,500
Hinshaw	82,500	-	-	5,000	10,000	-	-	-	97,500
Izzo	55,000	-	-	-	-	-	-	-	55,000
MacInnis	55,000	-	-	10,000	-	-	-	95,000	160,000
Mandelblatt	-	-	-	-	-	-	-	-	-
Meister	-	-	-	-	-	-	-	-	-
Nance	55,000	-	-	-	-	10,000	50,000	-	115,000
Ragauss	55,000	-	-	-	-	-	-	-	55,000
Sheffield	64,167	-	-	-	-	-	-	-	64,167
Smith	110,000	-	-	-	-	5,000	-	-	115,000
Spence	64,167	-	-	-	-	-	-	-	64,167
Stoney	110,000	-	20,000	-	-	-	50,000	-	180,000
Sugg	55,000	-	-	-	-	-	100,000	-	155,000

(2)

Awards were granted under the terms of the 2007 Incentive Plan and represent time-based RSUs. Amounts shown are the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The assumptions used to value the stock awards can be found in our Form 10-K for the year-ended December 31, 2016.

(3)

All other compensation includes matching contributions paid in 2016 made on behalf of the Board to charitable organizations through the Matching Grants Program or the United Way Program, imputed income related to spousal travel for business purposes, and retirement gifts. It is possible for Directors to make charitable contributions at the end of the year that are not matched by the Company until the following year. Mr. Cleveland, Mr. Hagg, and Ms. Hinshaw received retirement gifts from the Company upon their November 23, 2016 retirement.

(4)	Mr. Creel and Mr. Cogut were appointed to the Board on December 13, 2016. They did not receive any payment for their services in 2016.
(5)

Under the terms of their agreements, Mr. Mandelblatt and Mr. Meister will not receive any form of cash or equity compensation for their service on our Board. They were eligible to participate in the Matching Grants Program or the United Way Program as previously described.

(6)

Mr. Nance, Ms. Stoney, and Ms. Sugg were appointed to a new Strategic Alternatives Review Committee in 2015. Ms. Sugg served as Chair of the Committee. Mr. Nance, Ms. Stoney, and Ms. Sugg were compensated $25,000, $25,000 and $50,000 respectively for each quarter served on the Committee.

(7)

Mr. Nance served as the Safety Committee Chair for the first two quarters of 2016. Ms. Stoney served as the combined Compensation and Safety Committee chair for the third quarter of 2016; and Mr. Smith served as the Safety Committee chair for the fourth quarter of 2016.

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Outstanding Awards as of Fiscal Year End 2016

The aggregate number of stock options and stock awards held by directors outstanding at December 31, 2016 is as follows:

Name	Number of Shares or Units of Stock Outstanding	Number of Securities Underlying Unexercised Options Exercisable
Bergstrom	4,144	-
Chazen	3,428	-
Cleveland	-	-
Cogut	-	-
Cooper	12,010	-
Creel	-	-
Hagg	-	-
Hinshaw	-	-
Izzo	-	-
MacInnis	-	-
Mandelblatt	-	-
Meister	-	-
Nance	-	-
Ragauss	3,428	-
Sheffield	4,144	-
Smith	17,026	-
Spence	4,144	-
Stoney	37,426	-
Sugg	-	-

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Equity Compensation Stock Plans

Securities authorized for issuance under equity compensation plans

The following table provides information concerning Williams common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2016, including The Williams Companies, Inc. 2007 Incentive Plan, The Williams Companies, Inc. 2002 Incentive Plan, The Williams Companies, Inc. 1996 Stock Plan, The Williams Companies, Inc. 1996 Stock Plan for Non-Employee Directors, and 2007 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column of This Table) (3)
Equity Compensation plans approved by security holders	10,188,115	$31.32	18,297,386
Equity Compensation plans not approved by security holders (4)	-	-	-

Total	10,188,115	$31.32	18,297,386

(1)	Includes 3,978,785 shares of RSUs, all of which were approved by security holders.
(2)	Excludes the shares issuable upon the vesting of RSUs included in the first column of this table for which there is no weighted-average price.
(3)	Includes 1,355,443 shares remaining to be issued out of the 2007 Employee Stock Purchase Plan.
(4)	These plans were terminated upon stockholder approval of the 2007 Incentive Plan. There are no stock options outstanding under these plans.

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Report of the Audit Committee

The Audit Committee oversees Williams’ financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee meets separately with management, the internal auditors, the independent auditors, and the General Counsel. The Audit Committee operates under a written charter approved by the Board, a copy of which is available on our website at www.williams.com. The charter, among other things, provides that the Audit Committee has full authority to appoint, oversee, compensate, evaluate, and terminate when appropriate, the independent auditor. In this context, the Audit Committee:

•

reviewed and discussed the audited financial statements in Williams’ annual report on Form 10-K with management, including a discussion of the quality – not just the acceptability – of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•

reviewed with Ernst & Young LLP, Williams’ independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of Williams’ accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

•

received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence;

•

discussed with Ernst & Young LLP its independence from management and Williams and considered whether Ernst & Young LLP could also provide non-audit services without compromising the firm’s independence;

•	discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board;
•

discussed with Williams’ internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits, and then met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of Williams’ internal controls and the overall quality of Williams’ financial reporting;

•

based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2016, for filing with the SEC; and

•	appointed Ernst & Young LLP to serve as Williams’ independent auditors for 2017, subject to ratification by the Board and the Company’s stockholders.

This report has been furnished by the members of the Audit Committee of the Board:

•	Peter A. Ragauss, Chair
•	Stephen I. Chazen
•	Kathleen B. Cooper
•	William H. Spence

Mr. Ragauss succeeded Dr. Cooper as Chair of the Audit Committee on February 22, 2017.

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PROPOSAL 2	RATIFICATION OF THE
APPOINTMENT OF INDEPENDENT
AUDITORS

The Board recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent auditors for 2017.

The Audit Committee is responsible for selecting Williams’ independent, registered public accounting firm. At a meeting held on March 8, 2017, the Audit Committee appointed the firm of Ernst & Young LLP (“EY”) as the independent auditors to audit our financial statements for calendar year 2017. The Audit Committee considered a number of factors in determining to appoint EY as our independent auditors, including the firm’s professional qualifications and resources, past performance, expertise in our industry, tenure, and capability in handling the breadth and complexity of our business. In selecting the independent auditors, the Audit Committee considered the firm’s independence, and when rotation is required also is involved in the selection of the firm’s lead engagement partner. The Audit Committee believes that the appointment of EY as our independent auditors is in the best interests of our stockholders.

A representative of EY will attend the annual meeting and will be available to respond to appropriate questions. Although the audit firm has indicated that no statement will be made, an opportunity for a statement will be provided. Stockholder approval of the appointment of EY is not required, but the Audit Committee and the Board are submitting the selection of EY for ratification to obtain our stockholders’ views. If a majority of the stockholders do not ratify the appointment of EY as the independent auditors to audit our financial statements for calendar year 2017, the Audit Committee and the Board will consider the voting results and evaluate whether to select a different independent auditor.

Principal Accountant Fees and Services

Fees for professional services provided by our independent auditors for each of the last two fiscal years were as follows:

	2016 (millions)	2015 (millions)
Audit Fees	$7.8	$9.0
Audit-Related Fees	1.8	1.2
Tax Fees	0.1	1.2
All Other Fees	0.0	-
Total	$9.7	$11.4

Audit fees include fees associated with the annual audits of all of our registrants for SEC and Federal Energy Regulatory Commission reporting purposes, the reviews of our quarterly reports on Form 10-Q, the audit of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002, and services performed in connection with other filings with the SEC. Audit-related fees include audits of employee benefit plans and services performed for other compliance purposes. Tax fees include tax planning, tax advice, and tax compliance. EY does not provide tax services to our executives. Audit-related and tax fees in 2015 also include services performed related to the ACMP Merger and our evaluation of strategic alternatives.

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Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee is responsible for appointment, compensation, retention, and oversight of EY, our independent auditors. The Audit Committee is responsible for overseeing the determination of fees associated with EY’s audit of our financial statements. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by EY.

On an ongoing basis, our management presents specific projects and categories of service to the Audit Committee to request advance approval. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of EY. On a periodic basis, our management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services, excluding services related to the Company’s internal control over financial reporting, to a subcommittee of one or more committee members, provided that any such pre-approvals are reported on at a subsequent Audit Committee meeting. In 2015 and 2016, 100% of EY’s services were pre-approved by the Audit Committee.

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PROPOSAL 3	ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recommends that you vote “FOR” the approval of the company’s executive compensation.

We request our stockholders’ non-binding, advisory vote on our NEO Compensation as disclosed in accordance with the SEC’s rules in this proxy statement. This proposal is commonly known as a “say-on-pay” proposal.

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement as well as in the tables and narrative in the “Executive Compensation and Other Information” section, our compensation programs are designed to attract and retain the talent needed to drive stockholder value and help each of our businesses meet or exceed financial and performance targets. Our compensation programs are intended to reward our NEOs for successfully implementing our strategy to grow our business and create long-term stockholder value. We believe our programs effectively link executive pay to the financial performance of the Company while also aligning our NEOs with the interests of our stockholders. The following are some key points that demonstrate our commitment to aligning pay to performance:

•

The significant majority of NEO target compensation is provided in the form of long-term equity awards, ensuring pay is aligned with stockholders and linked to the performance of our Company’s common stock;

•

Performance-based RSU awards are measured by TSR. This ensures our stock price performance must perform well in relation to our comparator group of companies while also delivering a strong absolute return to our stockholders in order to deliver the targeted number of RSUs to our NEOs upon vesting; and

•	Our 2016 Annual Incentive Program aligns 2016 payments to actual performance on pre-established targets effectively linking the Company’s financial performance to NEO pay.

We are seeking our stockholders support for our NEO compensation as detailed in this proxy statement. This proposal conforms to SEC requirements and seeks our stockholders views on our NEO compensation. It is not intended to address any specific element of compensation, but rather the overall compensation provided to our NEOs including our pay philosophy, our pay principles and pay practices as described in this proxy statement. The Board asks that you vote “FOR” the following resolution:

RESOLVED, that the stockholders of The Williams Companies, Inc. (the “Company”) approve, on an advisory basis, the executive compensation of the Company’s named executive officers as disclosed within this proxy statement pursuant to the compensation disclosure rules of the Securities Exchange Act of 1934, as amended (Item 402 of Regulation S-K), which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related narrative discussion contained in this proxy statement.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board will take into account the outcome of the vote when considering future executive compensation decisions for NEOs. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2018 annual meeting of stockholders.

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PROPOSAL 4	ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY

The Board recommends that you vote in favor of the company seeking an advisory vote on executive compensation “EVERY YEAR”.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 also provides our stockholders with the opportunity to cast a separate non-binding advisory vote indicating how frequently the Company should seek a say-on-pay advisory vote on executive compensation from stockholders. The vote provides stockholders with four choices regarding the frequency of a say-on-pay advisory vote: (i) every year, (ii) every two years, (iii) every three years, or (iv) abstain.

The Board believes our executive compensation program effectively links executive pay to the financial performance of the Company while also aligning our executive officers with the interests of our stockholders. After careful consideration, the Board believes that continuing its annual say-on-pay advisory vote will allow our stockholders to provide us with timely input regarding our executive compensation program. This annual vote is consistent with our desire to engage with our stockholders regarding our executive compensation program.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board will take into account the outcome of the vote when considering future executive compensation decisions for NEOs. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2018 annual meeting of stockholders.

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Incorporation by Reference

The Compensation and Management Development Committee Report on Executive Compensation and the Report of the Audit Committee are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Williams under the Securities Act or the Exchange Act, except to the extent that Williams specifically incorporates such information by reference. In addition, the website addresses contained in this proxy statement are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

Website Access to Reports and Other Information

We file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other documents electronically with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain such reports from the SEC’s website at www.sec.gov.

Our website is www.williams.com. We make available free of charge through the Investors page of our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Ethics for Senior Officers, Board committee charters, and the Williams Code of Business Conduct are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our Corporate Secretary at Williams, One Williams Center, MD 47, Tulsa, Oklahoma 74172.

By Order of the Board of Directors,
Joshua H. De Rienzis
Corporate Secretary

Tulsa, Oklahoma

April 7, 2017

The Williams Companies, Inc. – 2017 Proxy Statement        81

The Williams Companies, Inc. Annual Meeting of Stockholders May 18, 2017 2:00 p.m. Central Time One Williams Center Tulsa, Oklahoma 74172
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	PLEASE SEE THE REVERSE SIDE FOR VOTING INSTRUCTIONS. You can vote by telephone or Internet 24 hours a day, 7 days a week.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Alan S. Armstrong	☐	☐	☐	02 - Stephen W. Bergstrom	☐	☐	☐	03 - Stephen I. Chazen	☐	☐	☐

	04 - Charles I. Cogut	☐	☐	☐	05 - Kathleen B. Cooper	☐	☐	☐	06 - Michael A. Creel	☐	☐	☐

	07 - Peter A. Ragauss	☐	☐	☐	08 - Scott D. Sheffield	☐	☐	☐	09 - Murray D. Smith	☐	☐	☐

	10 - William H. Spence	☐	☐	☐	11 - Janice D. Stoney	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposals 2 and 3.

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of Ernst & Young LLP as auditors for 2017.	☐	☐	☐	3.	Approval, by nonbinding advisory vote, of the Company’s executive compensation.	☐	☐	☐

The Board of Directors recommends a vote in favor of a vote on executive compensation “EVERY YEAR” under proposal 4.
		Every Year	Every Two Years	Every Three Years	Abstain
4.	An advisory vote on the frequency of holding an advisory vote on executive compensation.	☐	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signer hereby revokes all proxies previously given by the signer to vote at said Annual Meeting or any adjournments thereof. Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — The Williams Companies, Inc.

Proxy Solicited on Behalf of the Board of Directors of Williams for the Annual Meeting of Stockholders on May 18, 2017.

The undersigned stockholder of The Williams Companies, Inc. (“Williams”) hereby appoints ALAN S. ARMSTRONG, DONALD R. CHAPPEL and JOSHUA H. DE RIENZIS, jointly and severally with full power of substitution, as proxies to represent and to vote all of the shares of Williams’ Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Williams to be held on the 18th day of May, 2017, and at any and all adjournments thereof, on all matters coming before said meeting.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS INDICATED. IF NO VOTING DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERENCED ON THE REVERSE SIDE HEREOF.

Voting Instructions

Votes by telephone or Internet must be received by 1:00 a.m. Central Time, on May 18, 2017.

To Vote by Internet	To Vote by Telephone	To Vote by Mail

• Go to the following web site: WWW.ENVISIONREPORTS.COM/WMB • Follow the steps outlined on the secured website.	• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. • Follow the instructions provided by the recorded message.	• Mark, sign and date the proxy card. • Return the proxy card in the postage-paid envelope provided. • If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

To participants in The Williams Investment Plus Plan: This proxy/voting instruction card constitutes your voting instructions to the Trustee(s) of such Plan. Non-voted shares will be voted in the same proportion on each issue as the Trustees votes those shares for which it receives voting instructions from Participants. Your instructions must be completed prior to May 15, 2017 at 1:00 a.m. Central Time.

THANK YOU FOR VOTING